Exhibit 10.1

SENIOR SECURED REVOLVING CREDIT AGREEMENT

DATED AS OF
OCTOBER 8, 2019

AMONG

HALCÓN RESOURCES CORPORATION,
AS BORROWER,

BANK OF MONTREAL,
AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

BMO CAPITAL MARKETS CORP.,

AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts and Closing Date Commitments
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate
(Foreign Lenders; not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate
(Foreign Participants; not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate
(Foreign Participants; partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate
(Foreign Lenders; partnerships)
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Perfection Certificate
Exhibit J	Form of Reserve Report Certificate
Exhibit K	Form of Guarantee and Collateral Agreement
Exhibit L	Form of Maximum Credit Amount Increase Certificate
Exhibit M	Form of Additional Lender Certificate

Schedule 1.02	Existing Secured Swap Agreements
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries and Partnerships; Unrestricted Subsidiaries
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.02	Existing Indebtedness
Schedule 9.03	Existing Liens
Schedule 9.05	Investments

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THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of October 8, 2019 is among Halcón Resources Corporation, a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; and Bank of Montreal (in its individual capacity, “BMO”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.                                    Reference is made to that certain (a) Amended and Restated Senior Secured Revolving Credit Agreement, dated as of September 7, 2017 (as amended, amended and restated, supplemented, restated or otherwise modified prior to the date hereof, the “Pre-Petition Credit Agreement”), among the Borrower, the lenders and other parties from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (b) Restructuring Support Agreement, dated as of August 2, 2019, among the Borrower, certain subsidiaries of the Borrower and the Consenting Creditors (as defined in the Restructuring Support Agreement) (as amended, amended and restated, supplemented, restated or otherwise modified, the “Restructuring Support Agreement”).  Pursuant to the Restructuring Support Agreement, the Borrower and the other parties thereto agreed to a restructuring of the Borrower and its Subsidiaries.

B.                                    In furtherance of the Restructuring Support Agreement, (a) on August 7, 2019, the Borrower and certain of its Subsidiaries (collectively, the “Debtors”) filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code and (b) on August 9, 2019, the Borrower entered into a debtor in possession credit agreement (as amended, amended and restated, supplemented, restated or otherwise modified prior to the date hereof, the “Junior DIP Credit Agreement”) with Wilmington Trust, N.A., as administrative agent, and the lenders and other parties party thereto, pursuant to which the lenders party thereto (the “Junior DIP Lenders”) agreed to make available a $35,000,000 million debtor-in-possession revolving credit facility (the “Junior DIP Facility”), subject to the terms and conditions therein.

C.                                    In furtherance of the Restructuring Support Agreement, the Debtors filed the Plan of Reorganization with the Bankruptcy Court on August 7, 2019, and the Disclosure Statement with the Bankruptcy Court on August 7, 2019.

D.                                    On September 24, 2019, the Bankruptcy Court entered the Confirmation Order confirming the Plan of Reorganization, which Confirmation Order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement.

E.                                     The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

F.                                      The Lenders and the Issuing Bank have agreed to make loans and extensions of credit subject to the terms and conditions of this Agreement.

G.                                    In consideration of the foregoing and the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01                             Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02                             Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change” has the meaning assigned to such term in Section 1.05.

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts of all Lenders, as the same may be modified pursuant to Section 2.06. The Aggregate Maximum Credit Amounts on the Closing Date is $750,000,000.

“Agreement” means this Senior Secured Revolving Credit Agreement, including the Annexes, Schedules and Exhibits hereto, as the same may be further amended, restated, amended and restated, supplemented or modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or such Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan or the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Percentage grid below based upon the Borrowing Base Utilization Percentage then in effect:

Level	Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate
1	> 90%	3.00%	2.00%	0.50%
2	> 75% < 90%	2.75%	1.75%	0.50%
3	> 50% < 75%	2.50%	1.50%	0.50%
4	> 25% < 50%	2.25%	1.25%	0.375%
5	< 25%	2.00%	1.00%	0.375%

Each change in the Applicable Margin or Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” and “Commitment Fee Rate” mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage as of the Closing Date is set forth on Annex I; provided that, in the case of Section 4.04 when a Defaulting Lender shall exist, “Applicable Percentage” shall be adjusted to reflect the percentage of the Aggregate Maximum Credit Amounts disregarding any Defaulting Lender’s Maximum Credit Amount.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Counterparty” means any Person who, at the time a Swap Agreement is entered into, is (a) the Administrative Agent or any Affiliate of the Administrative Agent, (b) any Lender or any Affiliate of a Lender or (c) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Electronic Platform” has the meaning assigned such term in Section 11.14.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means Netherland, Sewell & Associates, Inc. and any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means BMO Capital Markets Corp. in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” means treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any Restricted Subsidiary.

“Bankruptcy Code” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BMO” has the meaning assigned to such term in the preamble hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be redetermined or adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.  The initial Borrowing Base in effect on the Closing Date shall be $275,000,000.

“Borrowing Base Adjustment Provisions” means Section 2.08(a), Section 2.08(b), Section 2.08(c), Section 2.08(d) and any other provision hereunder which adjusts (as opposed to redetermines) the amount of the Borrowing Base.

“Borrowing Base Deficiency” occurs if, at any time, the total Revolving Credit Exposures exceeds the total Commitments then in effect; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are cash collateralized in the manner set forth in Section 2.09(j).

“Borrowing Base Properties” means the Oil and Gas Properties that (a) are included in the Initial Reserve Report and thereafter in the most recently delivered Reserve Report delivered pursuant to Section 8.12 and (b) are given Borrowing Base credit.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” means, with respect to any Oil and Gas Property or any Swap Agreement, the value attributed to such asset in connection with the most recent determination of the Borrowing Base as reasonably determined by the Administrative Agent.

“Borrowing Request” means a request by the Borrower, substantially in the form of Exhibit B or any other form approved by the Administrative Agent, for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Cash Equivalent” means cash held in US dollars and all Investments of the type identified in Section 9.05(c) through Section 9.05(f).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than a Permitted Holder) or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC) (other than a group of Permitted Holders) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the Closing Date, (ii) nominated or appointed by the board of directors of the Borrower or (iii) approved by the board of directors of the Borrower as director candidates prior to their election or (c) a Specified Change of Control shall have occurred.

“Change in Law” means (a) the adoption of or taking effect of any law, rule or regulation or treaty after the date of this Agreement, (b) any change in any law, rule or regulation or treaty or in the administration, in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III (but not Basel II), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, issued, adopted, promulgated or implemented.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.

“Closing Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Closing Date Exceptions” has the meaning assigned to such term in Section 6.01(h).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Instrument.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make or continue Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement.  The amount representing each Lender’s Commitment shall, at any time, be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” means, for any day, the rate set forth in the definition of “Applicable Margin”.

“Commitment Letter” means that certain means that certain Commitment Letter, dated as of August 2, 2019, by and among the Borrower, BMO Harris Bank N.A., and BMO Capital Markets Corp.

“Commodities Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Compliance Certificate” means the Compliance Certificate, signed by a Financial Officer, substantially in the form of Exhibit D.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Agreement, including through an Approved Electronic Platform.

“Confirmation Order” means the order of the Bankruptcy Court dated September 24, 2019 Docket No. 321 confirming the Plan of Reorganization, which order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement.

“Consolidated Net Income” means, with respect to the Borrower and its Consolidated Restricted Subsidiaries for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(a)         the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary;

(b)         the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to that Restricted Subsidiary or its stockholders;

(c)          any gains or losses attributable to any write-ups or write-downs of assets, including ceiling test write-downs;

(d)         any gain (or loss), together with any related provision for Taxes on such gain (or loss), realized in connection with: (i) any Disposition which is not made in the ordinary course of business or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries.

For the avoidance of doubt, if the Borrower or any Consolidated Restricted Subsidiary shall acquire or dispose of any Property during such period or a Subsidiary shall be redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, merger, disposition or redesignation, as if such acquisition, disposition or redesignation had occurred on the first day of such period.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Total Net Indebtedness” means as of any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and its Consolidated Restricted Subsidiaries, without duplication, outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP but only to the extent such Indebtedness comprises Indebtedness for borrowed money, obligations in respect of Finance Leases and debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments (including, for the avoidance of doubt, deferred purchase price obligations that would be reflected as debt on a consolidated balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, to the extent such deferred purchase price obligations are then due and payable), and any obligations in respect of unreimbursed drawn letters of credit minus (a) on any date on which there are no Loans outstanding, the aggregate amount of all Unrestricted Cash that would be listed on the consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries at such date or (b) on any date on which there are Loans outstanding, up to $50,000,000 of Unrestricted Cash that would be listed on the consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries at such date; provided that Consolidated Total Net Indebtedness shall not include Indebtedness in respect of obligations under Swap Agreements, other than to the extent such obligations are due and payable and not paid on such date, or, undrawn (or if drawn, to the extent cash collateralized in the manner set forth in Section 2.09(j)) letters of credit, bank guarantees and performance or similar bonds.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person.  “Controlled” has the meaning correlative thereto.

“Control Agreement” means a control agreement or similar agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant financial institution party thereto, which (a) provides a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties (provided such Control Agreement may permit certain Excepted Liens according to its terms) and (b) establishes the Administrative Agent’s control, in each case, with respect to any Deposit Account, Securities Account or Commodities Account of such Loan Party.

“Controlled Account” means (a) a Deposit Account, Securities Account or Commodities Account that is subject to a Control Agreement or (b) in the sole discretion of the Administrative Agent, a Deposit Account, Securities Account or Commodities Account maintained with the Administrative Agent or on which the Administrative Agent has a perfected first priority Lien (provided such Control Agreement may permit certain Excepted Liens according to its terms).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 12.22.

“Current Assets” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries at such date, plus the unused Commitments then available to be borrowed, but excluding (a) all non-cash assets under FASB ASC Topic 815, (b) the aggregate amount of any deposits (whether in cash or otherwise) posted by the Borrower or any of its Consolidated Restricted Subsidiaries to secure Swap Obligations owing by such Persons or to cover market exposures (c) and any deferred tax assets.

“Current Liabilities” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries on such date, but excluding (a) all non-cash obligations under FASB ASC Topic 815, (b) the current portion of the then outstanding aggregate principal amount of the Loans under this Agreement, (c) any deferred tax liabilities and (d) any current maturities of long-term Indebtedness.

“Current Ratio” means, for any date of determination, the ratio of (a) Current Assets as of the last day of the most recently ended fiscal quarter (which may be such date of determination) to (b) Current Liabilities on such day.

“Debtors” has the meaning assigned to such term in the recitals hereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deficiency Date” has the meaning assigned to such term in Section 3.04(c)(ii).

“Deposit Account” has the meaning assigned to such term in the UCC.

“Disclosure Statement” means the disclosure statement in respect of the Plan of Reorganization filed with the Bankruptcy Court.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, condemnation or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures (excluding any maturity as a result of the optional redemption by the issuer thereof) or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or (c) is redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in each case, in whole or in part, on or prior to the date that is one year after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, an amount determined for the Borrower and its Consolidated Restricted Subsidiaries equal to the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (a) interest expense, (b) income taxes, (c) depreciation, (d) depletion, (e) amortization, (f) all other non-cash charges, (g) exploration expenses or costs (to the extent the Borrower adopts the successful efforts method of accounting), (h) any fees, expenses and other transaction costs which are incurred through March 31, 2020, in connection with the Transactions, the Chapter 11 Cases and the other transactions contemplated hereby or thereby and (i) the amount of non-recurring expenses and charges in an amount not to exceed ten percent (10%) of EBITDAX (prior to giving effect to such addbacks) for such period in the aggregate during such time, minus all non-cash income (including cancellation of indebtedness income and non-cash income resulting from the requirements of Accounting Standards Codifications 410 and 815) to the extent included in Consolidated Net Income; provided that for purposes of calculating EBITDAX for any period of four consecutive Fiscal Quarters (or less in the case of any period during which the calculation of EBITDAX is being annualized for purposes of the financial covenant calculations in Section 9.01) (each, a “Reference Period”), (i) if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Disposition or Material Acquisition, EBITDAX (including Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition by the Borrower or its Consolidated Restricted Subsidiaries occurred on the first day of such Reference Period and (ii) if any calculations in the foregoing clause (i) are made on a pro forma basis, such pro forma adjustments are factually supportable and are determined in good faith by a Responsible Officer and subject to supporting documentation reasonably acceptable to the Administrative Agent.  As used in this definition, “Material Acquisition” means any acquisition by the Borrower or its Consolidated Restricted Subsidiaries of property or series of related acquisitions of property that involves consideration in excess of $5,000,000, and “Material Disposition” means any Disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Borrower or any Consolidated Restricted Subsidiary in excess of $5,000,000.

For purposes of determining EBITDAX for the fiscal quarters of the Borrower ending March 31, 2020, June 30, 2020 and September 30, 2020,

(a) in the case of the fiscal quarter ending March 31, 2020, EBITDAX shall be equal to EBITDAX for the three month period then ending multiplied by 4,

(b) in the case of the fiscal quarter ending June 30, 2020, EBITDAX shall be equal to EBITDAX for the six month period then ending multiplied by 2,

(c) in the case of the fiscal quarter ending September 30, 2020, EBITDAX shall be equal to EBITDAX for the nine month period then ending multiplied by 4/3, and

(d) for each fiscal quarter thereafter, EBITDAX shall be equal to EBITDAX for the twelve month period then ending.

“ECP” means any Person who qualifies as an “eligible contract participant” under Section 2(e) of the Commodity Exchange Act.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  For the purpose of this definition, (i) the term “oil” shall have the meaning specified in OPA, (ii) the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, (iii) the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and (iv) the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Restricted Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in section 4043 of ERISA with respect to a Plan or a controlled group member, as applicable, for which the reporting requirements have not been waived, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, except as provided in section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA, (f) the failure of a Plan to meet the minimum funding standards under section 430 of the Code or section 303 of ERISA (determined without regard to any waiver of funding provisions therein), (g) the Borrower, a Subsidiary or any ERISA Affiliate incurs a withdrawal liability under Subtitle E of Title IV of ERISA with respect to a Multiemployer Plan or (h) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained to the extent required in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not more than sixty (60) days  delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not more than sixty (60) days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any Indebtedness for borrowed money and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from UCC financing statement filings regarding operating leases entered into in the ordinary course of business covering only the Property under any such operating lease; (j) Liens listed on the exhibits to the Security Instruments with respect to the Oil and Gas Properties of Borrower and each of its Restricted Subsidiaries, so long as such Liens (1) do not reduce the Net Revenues Interest (or “NRI” or terms of similar effect) attributable to any well, unit or lease included in the Oil and Gas Properties of Borrower and its Restricted Subsidiaries, materially below that shown on such exhibits to the Security Instruments or (2) increase the Working Interest (or “WI” or terms of similar effect) attributable to any well, unit or lease included in the Oil and Gas Properties of Borrower and its Restricted Subsidiaries, materially above that shown on such exhibits to the Security Instruments; and (k) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (1) limiting the transfer of properties and assets pending the consummation of the  subject transaction, or (2) in respect of earnest money deposits, good faith deposits, purchase price adjustment and indemnity escrows and similar deposit or escrow arrangements made or established thereunder; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Accounts” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income Taxes and federal, state or local employment Taxes required to be paid to the Internal Revenue Service or state or local Governmental Authorities with respect to employees of the Borrower or any Restricted Subsidiary, (ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Borrower or any Restricted Subsidiary, (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Restricted Subsidiary, (iv) amounts constituting purchase price deposits held in escrow pursuant to a purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (v) amounts held in escrow or in trust pending litigation or other settlement claims, and (vi) amounts held in trust or as fiduciaries for third parties in respect of such third party’s ratable share of the revenues of Oil and Gas Properties and (b) other Deposit Accounts, Securities Accounts or Commodities Accounts so long as (i) the average daily maximum balance in each such account over a thirty (30) day period does not at any time exceed $1,000,000 and (ii) the aggregate balance for all such accounts excluded pursuant to this clause (b) on any day does not exceed $3,000,000.

“Excluded Swap Obligation” means (as such definition may be modified from time to time as agreed by the Borrower and the Administrative Agent), with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order thereunder (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes on income (however denominated), branch profits Taxes or franchise Taxes, in each case, (i) imposed  by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such federal withholding Tax pursuant to Section 5.03, (c) Taxes attributable to such Lender’s failure to comply with Section 5.03(e) and (d) any withholding Tax that is imposed under FATCA.

“Existing Credit Agreements” means, collectively, (a) the Pre-Petition Credit Agreement and (b) the Junior DIP Credit Agreement.

“Existing Secured Swap Agreements” means the Swap Agreements described on Schedule 1.02, which shall be secured with the Secured Obligations pursuant to this Agreement and the other Loan Documents.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement between the United States and any other such jurisdiction that facilitates the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means that certain Upfront Fee Letter, dated as of August 2, 2019, by and among the Borrower, BMO Harris Bank N.A., and BMO Capital Markets Corp. and that certain Arranger

Fee Letter, dated as of August 2, 2019, by and among the Borrower, BMO Harris Bank N.A., and BMO Capital Markets Corp.

“Finance Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that any lease that would not have been recorded as a finance lease if it had been entered into prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall not be a Finance Lease whether or not so designated in accordance with GAAP as in effect at the time of the execution of such lease.

“Financial Officer” means, for any Person, the chief executive officer, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Insurance Regulations” means(a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Gas Balancing Obligations” means those obligations set forth on Schedule 7.18 (as may be updated pursuant to the terms of Section 7.18).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means, collectively:

(a)                                 as of the Closing Date, each of the Restricted Subsidiaries set forth on Schedule 7.14 hereto; and

(b)                                 following the Closing Date, each other Material Domestic Subsidiary or other Domestic Subsidiary that guarantees the Secured Obligations pursuant to Section 8.14(b) or any other Subsidiary that guarantees the Secured Obligations at the election of the Borrower.

“Guaranty Agreement” means a Guarantee and Collateral Agreement substantially in the form of Exhibit K and executed by the Guarantors.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Finance Leases; (e) all obligations under Synthetic Leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments for periods in excess of 120 days prior to the day of delivery, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP; provided, however, the contingent obligations of

Borrower or any Subsidiary of Borrower pursuant to any purchase and sale agreement, stock purchase agreement, merger agreement or similar agreement shall not constitute “Indebtedness” within this definition so long as none of the same contains an obligation to pay money over time.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.11.

“Initial Reserve Report” means the report with respect to certain Oil and Gas Properties of the Borrower and its Restricted Subsidiaries prepared under the supervision of the chief engineer of the Borrower dated as of July 1, 2019.

“Interest Election Request” means a request by the Borrower substantially in the form of Exhibit C or any other form approved by the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect in its Borrowing Request or Interest Election Request, as applicable, given with respect thereto; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the

LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of, or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means each of Bank of Montreal and any other Lender that agrees to act as an Issuing Bank, each, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.09(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior DIP Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Junior DIP Facility” has the meaning assigned to such term in the recitals hereto.

“Junior DIP Lenders” has the meaning assigned to such term in the recitals hereto.

“LC Availability Requirements” has the meaning assigned to such term in Section 2.09(a).

“LC Commitment” means, at any time, an amount equal to $50,000,000. For the avoidance of doubt, the LC Commitment is part of, and not in addition to, the aggregate Commitments.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c) other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its sole discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, if any, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loan Party” means, collectively, the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any date, (a) Non-Defaulting Lenders having or holding more than fifty percent (50%) of all unused Commitments and the total Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date or (b) if the Commitments have been terminated, Non-Defaulting Lenders having or holding more than fifty percent (50%) of the outstanding principal amount of all Loans and the total LC Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date; provided that the Majority Lenders must include, at any time that the Lenders consist solely of two (2) or three (3) un-affiliated Non-Defaulting Lenders, at least two (2) un-affiliated Non-Defaulting Lenders.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance, properties of the Borrower, the Guarantors and their respective Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their respective material obligations under the Loan Documents, or (c) the ability of the Administrative Agent, the Issuing Bank and the Lenders to enforce the Loan Documents.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Restricted Subsidiaries, owns Property having a fair market value of $1,000,000 or more; provided that, notwithstanding the foregoing, each Restricted Subsidiary that owns Oil and Gas Properties for which Borrowing Base credit is given, or is to be given in an upcoming redetermination shall be a Material Domestic Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means October 8, 2024.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) modified from time to time in connection with a reduction, termination or increase of the Aggregate Maximum Credit Amounts pursuant to Section 2.06, (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b) or (c) otherwise modified pursuant to this Agreement.

“Maximum Credit Amount Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(E).

“Money Laundering Laws” has the meaning assigned to such term in Section 7.23.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Parties for the benefit of the Secured Parties as security for the Secured Obligations, together with any supplements, modifications or amendments thereto and assumptions or assignments of the obligations thereunder by any Loan Party.  “Mortgages” means all of such Mortgages collectively.

“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in sections 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means in connection with any issuance or sale of Equity Interests, debt securities or instruments, the incurrence or issuance of Indebtedness, any Disposition of Property, any Unwind of Swap Agreements, or Casualty Event, the aggregate cash proceeds received from such issuance, sale, incurrence, Disposition, Unwind or Casualty Event, as applicable, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“New Indebtedness” has the meaning assigned to such term in the definition of Permitted Refinancing Indebtedness.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means any Indebtedness of any Unrestricted Subsidiary, in each case in respect of which: (a) the holder or holders thereof (i) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the Property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries) and/or any other Person (other than Borrower and/or any Restricted Subsidiary (other than Equity Interests of such Unrestricted Subsidiary)) and (ii) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower or any Restricted Subsidiary or to any of the Property of Borrower or any Restricted Subsidiary (other than Equity Interests of such Unrestricted Subsidiary), whether for principal, interest, fees, expenses or otherwise; and (b) the terms and conditions relating to the non-recourse nature of such Indebtedness are in form and substance reasonably acceptable to the Administrative Agent.

“Notes” means the promissory notes of the Borrower as requested by a Lender and described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such

Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise solely from any payment made under or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“Patriot Act” has the meaning assigned to such term in Section 7.23.

“Payment Conditions” means (a) at the time of, and given effect to the occurrence of the proposed event, no Default or Event of Default has occurred and is continuing and (b) after giving pro forma effect to the proposed event, (i) the unused Commitments then available to be borrowed are at least 20% of the then effective Borrowing Base and (ii) the Total Net Indebtedness Leverage Ratio does not exceed 2.75 to 1.00.

“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations), (c) all Letters of Credit shall have expired or terminated (or are cash collateralized or otherwise secured to the satisfaction of the Issuing Bank) and all LC Disbursements shall have been reimbursed and (d) all amounts due under Secured Swap Agreements shall have been indefeasibly paid in full in cash (or such Secured Swap Agreements are cash collateralized or otherwise secured to the satisfaction of the Secured Swap Provider).

“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit I.

“Permitted Holders” means Luminus Management, LLC, Oaktree Capital Management L.P., Lion Point Capital L.P. and Gen IV Investment Opportunities, LLC, and each of their respective Affiliates and funds managed or advised by any of them or any of their respective Affiliates (but excluding any operating portfolio companies of the foregoing persons).

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Indebtedness”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Indebtedness (the “Refinanced Indebtedness”); provided that:

(a)              such New Indebtedness is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal of, plus accrued interest on, the amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing,

(b)              such New Indebtedness has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness and a weighted average life no shorter than the weighted average life of the Refinanced Indebtedness and does not, by its terms, restrict the prepayment or repayment of the Secured Obligations,

(c)               such New Indebtedness contains covenants, events of default and guarantees which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness) are not more restrictive on the Borrower and each of its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence),

(d)              no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such New Indebtedness, and

(e)               such New Indebtedness (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Indebtedness and otherwise on terms satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.

“Plan of Reorganization” means the Joint Prepackaged Chapter 11 Plan of Reorganization of the Debtors filed with the Bankruptcy Court on August 7, 2019, Docket No. 20, as supplemented on August 30, 2019, Docket No. 202, and as may be further amended or supplemented in accordance with its terms.

“Post-Closing Required Swap Agreements Covenant” has the meaning assigned to such term in Section 8.20(a).

“Pre-Petition Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Acquisition” has the meaning assigned to such term in Section 9.19(a)(iii).

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves.”

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of their respective Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement, and has notified the Administrative Agent in writing that such Lender wishes to receive only information consisting exclusively of information with respect to the Borrower and its Affiliates that is either publicly available or not material with respect to the Borrower and its Affiliates, any of their respective securities for purposes of United States federal and state securities laws.

“PV-9” means, on any date of determination, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Restricted Subsidiaries’ collective interests in such Proved Reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck provided to the Borrower by the Administrative Agent.

“QFC Credit Support” has the meaning assigned to such term in Section 12.22.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each of the Borrower, any Restricted Subsidiary and any Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance, purchase or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Reference Period” has the meaning assigned to such term in the definition of “EBITDAX”.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, representatives and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Required Lenders” means, at any date, (a) Non-Defaulting Lenders having or holding at least sixty-six and two thirds percent (66-2/3%) of all unused Commitments and the total Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date or (b) if the Commitments have been terminated, Non-Defaulting Lenders having or holding at least sixty-six and two thirds percent (66-2/3%) of the outstanding principal amount of all Loans and the total LC Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date; provided that the Required Lenders must include, at any time that the Lenders consist solely of two (2) or three (3) un-affiliated Non-Defaulting Lenders, at least two (2) un-affiliated Non-Defaulting Lenders.

“Required Swap Agreements” means Swap Agreements entered into by the Borrower at prices reasonably acceptable to the Administrative Agent in respect of crude oil and natural gas, calculated separately (on a barrel of oil equivalent basis for natural gas), on not less than (a) 75% of the reasonably anticipated projected production from the Proved Reserves classified as “Developed Producing Reserves” of the Loan Parties (as forecast based upon the most recently delivered Reserve Report) for a period through at least the first twelve (12) months following the Closing Date and (b) 50% of the reasonably anticipated projected production from the Proved Reserves classified as “Developed Producing Reserves” of the Loan Parties (as forecast based upon the most recently delivered Reserve Report) for a period through at least months thirteen (13) through twenty-four (24) following the Closing Date.

“Required Swap Date” has the meaning assigned to such term in Section 8.20(a).

“Reserve Report” means the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

“Reserve Report Certificate” has the meaning assigned to such term in Section 8.12(c).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, any Financial Officer, Chief Legal Officer or Executive Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (a) any such Equity Interests or (b) any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Restructuring Support Agreement” has the meaning assigned to such term in the recitals hereto.

“Restructuring Term Sheet” has the meaning assigned to such term in the Restructuring Support Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and LC Exposure at such time.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any government that is itself the subject or target of Sanctions or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Obligations” means any and all amounts owing or to be owing by the Borrower or any Guarantor to (a) the Administrative Agent, the Issuing Bank or any Lender under any Loan Document, (b) any Secured Swap Provider with respect to any Secured Swap Agreement, (c) any Bank Products Provider with respect to any Bank Products and (d) all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including interest and fees accruing after the maturity of the Loans and LC Disbursements or the termination of the Secured Swap Agreements and interest accruing after the filing of any petition for bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); provided that solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from “Secured Obligations” owing by such Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Bank, the Lenders, each Bank Products Provider, each Secured Swap Provider and any other Person owed Secured Obligations. “Secured Party” means any of the foregoing individually.

“Secured Swap Agreement” means a Swap Agreement between (a) any Loan Party and (b) a Secured Swap Provider, which shall include, for the avoidance of doubt, the Existing Secured Swap Agreements.

“Secured Swap Provider” means, with respect to any Swap Agreement, (a) a Lender or an Affiliate of a Lender who is the counterparty to such Swap Agreement with a Loan Party and (b) any Person who was a Lender or an Affiliate of a Lender at the time when such Person entered into such Swap Agreement who is a counterparty to any such Swap Agreement with a Loan Party; provided that any such Secured Swap Provider that ceases to be a Lender or an Affiliate of a Lender shall continue to be a “Secured Swap Provider” for purposes of the Loan Documents to the extent that such Secured Swap Provider entered into a Secured Swap Agreement with the Borrower or any of its Subsidiaries prior to the date hereof or at the time such Secured Swap Provider was a Lender (or Affiliate of a Lender) hereunder and such Secured Swap Agreement remains in effect and there are remaining obligations under such Secured Swap Agreement (but excluding any transactions, confirms, or trades entered into after such Person ceases to be a Lender or an Affiliate of a Lender) (it being understood that if such Swap Agreement is novated or otherwise transferred by such Person to a third party that is not a Lender or an Affiliate of a Lender, such third party shall not constitute a Secured Swap Provider).

“Securities Account” has the meaning assigned to such term in the UCC.

“Security Instruments” means (a) the Guaranty Agreement, (b) the Mortgages, (c) any Perfection Certificate, (d) any Control Agreement, (e) the other agreements, instruments or certificates described or referred to in Exhibit E and (f) any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement), in each case in connection with, or as security for the payment or performance of the Secured Obligations, the Loans, the Notes, if any, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Note Backstop Agreement” has the meaning assigned to such term in the Restructuring Support Agreement.

“Solvency Certificate” means a solvency certificate signed by a Financial Officer in substantially the form of Exhibit H hereto.

“Specified Additional Indebtedness” means unsecured senior or senior subordinated Indebtedness issued or incurred by the Borrower and any guarantees thereof by the Guarantors (including any Persons becoming Guarantors simultaneously with the incurrence of such Indebtedness):

(a)                                 that does not restrict, by its terms, the prepayment or repayment of the Secured Obligations,

(b)                                 that has terms which do not provide for the maturity of such Indebtedness to be or any scheduled repayment, mandatory redemption or sinking fund obligation to occur prior to one hundred and eighty (180) days after the Maturity Date (other than customary offers to purchase upon a change of control and customary acceleration rights after an event of default),

(c)                                  where the covenants, events of default and guarantees which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness) are not more restrictive on the Borrower and each of its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence),

(d)                                 where, if such Indebtedness is subordinated Indebtedness in right of payment, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Secured Obligations,

(e)                                  where no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such Indebtedness.

“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose or meaning) as defined in any Specified Additional Indebtedness or any Permitted Refinancing Indebtedness in respect thereof.

“Specified Indebtedness” has the meaning assigned to such term in Section 9.04(b).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentage shall include those imposed pursuant to Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors,

manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Restricted Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Supported QFC” has the  meaning assigned to such term in Section 12.22.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, collar or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Net Indebtedness Leverage Ratio” means the financial covenant of the Borrower set forth in Section 9.01(a).

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of its obligations under this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any collateral.

“Unrestricted Cash” means cash and Cash Equivalents of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries; provided that (a) cash and Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of Borrower or any of its Restricted Subsidiaries solely because such cash or Cash Equivalents are subject to a Control Agreement in favor of the Administrative Agent shall constitute Unrestricted Cash hereunder, (b) cash and Cash Equivalents shall be included in the determination of Unrestricted Cash only to the extent that such cash and Cash Equivalents are maintained in accounts subject to a Control Agreement or are Excluded Accounts of the type specified in clause (b) of the definition thereof, in each case, in compliance with the terms of this Agreement and (c) cash and Cash Equivalents that are maintained in accounts to the extent required under this Agreement to cash collateralize LC Exposure shall not be included in Unrestricted Cash.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.14 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.06.

“Unwind” means, with respect to any transaction under a Swap Agreement, the early termination, unwind, or cancelation of any transaction under such Swap Agreement. “Unwound” shall have a meaning correlative to the foregoing.

“U.S. Person” has the meaning given in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning given to such term in Section 12.22.

“Wells Fargo Securities Account” means the (a) securities account maintained with Wells Fargo Securities, LLC designated by Account No. 1AB88603 and (b) safekeeping account maintained with Wells Fargo Bank, N.A. also designated by Account No. 1AB88603.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03                             Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04                             Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05                             Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP (including the impact of “fresh start” accounting under Accounting Standards Codification 852, which for the avoidance of doubt shall be applicable only on a post-emergence basis), applied on a basis consistent with the Financial Statements, except for Accounting Changes (as defined below) with which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a).  Notwithstanding anything to the contrary contained in the preceding sentence or in the definitions of “Finance Leases,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Finance Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Finance Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.  In the event that any “Accounting Change” shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

Section 1.06                             Interest Rates; LIBOR Notification.  The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.03 of this Agreement, such Section 3.03 provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Borrower, pursuant to Section 3.03, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration (except as expressly set forth in Section 3.03), submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.07                             Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.01                             Commitments.  Subject to the terms and conditions set forth herein, on and after the Closing Date, each Lender agrees to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02                             Loans and Borrowings.

(a)                                 Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Types of Loans.  Subject to the terms of this Agreement, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.09(e).  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)                                 Notes.  Any Lender may request that Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and substantially in the form of Exhibit A dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) any Additional Lender that becomes a Lender party hereto in connection with an increase in the Aggregate Maximum Credit Amounts pursuant to Section 2.06(c), payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), upon the request of such Lender, the Borrower shall deliver or cause to be delivered as of the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03                             Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e).  Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)                                 the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)                              the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                             Interest Elections.

(a)                                 Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c)                                  Information in Interest Election Requests.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and Section 2.04(c)(iv) shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05                             Funding of Borrowings.

(a)                                 Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a Controlled Account designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e) shall be remitted by the Administrative Agent to the Issuing Bank.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)                                 Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to 10:00 A.M. New York City time on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the requested Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06                             Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)                                 Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)                                 Optional Termination and Reduction of Aggregate Credit Amounts.

(i)                                     The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the total Commitments.

(ii)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction or such shorter time as the Administrative Agent may agree in writing, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated except pursuant to Section 2.06(c).  Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c)                                  Optional Increase in Aggregate Maximum Credit Amounts.

(i)                                     Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Maximum Credit Amounts then in effect by increasing the Maximum Credit Amount of a Lender or, with the written consent of the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld or delayed), by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).  Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower or an Affiliate of the Borrower.

(ii)                                  Any increase in the Aggregate Maximum Credit Amounts shall be subject to the following additional conditions:

(A)                               such increase shall not be less than $25,000,000 and all such increases pursuant to this Section 2.06 shall not exceed $1,000,000,000 in the aggregate;

(B)                               no Default shall have occurred and be continuing on the effective date of such increase;

(C)                               [reserved];

(D)                               no Lender’s Maximum Credit Amount may be increased without the consent of such Lender;

(E)                                if the Borrower elects to increase the Aggregate Maximum Credit Amounts by increasing the Maximum Credit Amount of an existing Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit L (a “Maximum Credit Amount Increase Certificate”), and the Borrower shall, (1) if requested by such Lender, deliver a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative Agent;

(F)                                 if the Borrower elects to increase the Aggregate Maximum Credit Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit M (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative Agent; and

(G)                               the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent body) of each Loan Party authorizing such increase in the Aggregate Maximum Credit Amounts) in connection with such increase in the Aggregate Maximum Credit Amounts, in each case, to the extent reasonably requested by the Administrative Agent.

(iii)                               Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Maximum Credit Amount Increase Certificate or the Additional Lender Certificate (or, if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid any compensation required by Section 5.02):

(A)                               the amount of the Aggregate Maximum Credit Amounts shall be increased as set forth therein, and

(B)                               in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.

In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Maximum Credit Amounts.

(iv)                              Upon its receipt of a duly completed Maximum Credit Amount Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the written consent of the Administrative Agent and each Issuing Bank referred to in Section 2.06(c)(i), the processing and recording fee referred to in Section 2.06(c)(ii)(F), and the Administrative Questionnaire referred to in Section 2.06(c)(ii)(F), if applicable, the Administrative Agent shall accept such Maximum Credit Amount Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).  No increase in the Aggregate Maximum Credit Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v)                                 Upon any increase in the Aggregate Maximum Credit Amounts pursuant to this Section 2.06(c), Annex I to this Agreement shall be automatically amended to reflect any changes in the Lenders’ Maximum Credit Amounts and any resulting changes in the Lenders’ Applicable Percentages.

Section 2.07                             Borrowing Base.

(a)                                 Initial Borrowing Base.  For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $275,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.

(b)                                 Scheduled and Interim Redeterminations.  The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07(b) (each such redetermination, a “Scheduled Redetermination”).  Subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on May 1st and November 1st of each year (or such date promptly thereafter as reasonably practical), commencing on or about May 1, 2020.  In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, and (ii) the Administrative Agent may, following the first Scheduled Redetermination hereunder, at the direction of the Required Lenders, by notifying the Borrower thereof, in each case, one time during each period between any two consecutive Scheduled Redeterminations, each elect to cause the Borrowing Base to be redetermined (an “Interim Redetermination”) in accordance with this Section 2.07.

(c)                                  Scheduled and Interim Redetermination Procedure.

(i)                                     Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report for such redetermination and the related Reserve Report Certificate (unless waived by the Administrative Agent in the case of an Interim Redetermination) and (B) such other reports, data and supplemental information, including, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith and based upon its sole credit discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other

Indebtedness) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base at such time exceed the Aggregate Maximum Credit Amounts.

(ii)                                  The Administrative Agent shall thereafter notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)                               in the case of a Scheduled Redetermination (I) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and Section 8.12(c), in a timely and complete manner, then on or before April 15th or October 15th, as the case may be, of such year following the date of delivery or (II) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and Section 8.12(c), in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)                               in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports (or such later date to which the Borrower and the Administrative Agent may agree in their respective sole discretion).

(iii)                               Any Proposed Borrowing Base that would (A) increase the Borrowing Base then in effect must be approved by all Lenders as provided in this Section 2.07(c)(iii) and (B) decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders as provided in this Section 2.07(c)(iii).  Such decisions will be made by each Lender based upon the Engineering Reports and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as such Lender deems appropriate in its sole credit discretion and consistent with each Lender’s normal and customary standards and practices for determining the value of oil and gas properties based upon its usual and customary criteria for reserve based oil and gas lending criteria as it exists at the particular time.  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, all of the Lenders or Required Lenders, as applicable, have not approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.07(c) and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d) (provided that, if the Administrative Agent shall have polled the Lenders and ascertained that the highest Borrowing Base then acceptable to all of the Lenders increases the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d)).

(d)                                 Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)                                     in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c), in a timely and complete manner, then on May 1st or November 1st of each year, as applicable, following such notice (or as soon as possible thereafter, pursuant to the procedures set forth in Section 2.07(c)(iii)), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c), in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)                                  in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 2.08                             Borrowing Base Adjustment Provisions.

(a)                                 Reduction of Borrowing Base Upon Asset Dispositions and Termination of Swap Positions.  If the Borrower or a Restricted Subsidiary Disposes of (or any Casualty Event occurs in respect of) Oil and Gas Properties (but excluding any Disposition to a Loan Party or from a non-Loan Party to a non-Loan Party, in each case, subject to prior written notice to the extent required by Section 8.01(k)) or any Equity Interests in any Person owning Oil and Gas Properties (but excluding any Disposition to a Loan Party or from a non-Loan Party to a non-Loan Party, in each case, subject to prior written notice to the extent required by Section 8.01(k)), or Unwinds Swap Agreements and (i) the Borrowing Base Value attributable to such Oil and Gas Property Disposed of or subject to such Casualty Event (or the Oil and Gas Properties owned by the Borrower or a Restricted Subsidiary whose Equity Interests were sold) plus (ii) the Borrowing Base Value attributable to such Unwound Swap Agreements, since the later of (A) the last Redetermination Date and (B) the last adjustment of the Borrowing Base pursuant to this Section 2.08(a) is in excess of ten percent (10%) of the Borrowing Base as then in effect, individually or in the aggregate, then the Required Lenders shall have the right to adjust the Borrowing Base by an amount equal to the Borrowing Base Value attributable to such Oil and Gas Properties (or such Oil and Gas Properties owned by any Subsidiary whose Equity Interests were sold) or such Unwound Swap Agreement in the current Borrowing Base and (if the Required Lenders in fact elect to make such adjustment) the Administrative Agent shall promptly inform the Borrower of the amount of the adjusted Borrowing Base. For the purposes of this Section 2.08(a), a Disposition of Oil and Gas Properties shall be deemed to include the designation of a Restricted Subsidiary owning Oil and Gas Properties as an Unrestricted Subsidiary and the Disposition of Oil and Gas Properties, or Equity Interests in any Person owning Oil and Gas Properties, to an Unrestricted Subsidiary.

(b)                                 Reduction of Borrowing Base Related to Title.  If the Administrative Agent or Required Lenders have adjusted the Borrowing Base in accordance with Section 8.13(c), so that, after giving effect to such reduction, the Borrower will satisfy the requirements of Section 8.13(c), the Administrative Agent shall promptly notify the Borrower in writing and, upon receipt of such notice, the new Borrowing Base will simultaneously become effective.

(c)                                  Reduction of Borrowing Base Upon Incurrence of Specified Additional Indebtedness.  Upon the issuance or incurrence of any Specified Additional Indebtedness (other than Permitted Refinancing Indebtedness in respect thereof), the Borrowing Base then in effect shall be automatically reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Specified Additional Indebtedness, without regard to any original issue discount, and the Borrowing Base as so reduced shall become the new Borrowing Base on the Business Day of such issuance or incurrence.

(d)                                 Reduction of Borrowing Base Upon Failure to Satisfy the Post-Closing Required Swap Agreements Covenant.  If the Administrative Agent has adjusted the Borrowing Base in accordance with Section 8.20(b), the Administrative Agent shall promptly notify the Borrower in writing and, upon receipt of such notice, the new Borrowing Base will simultaneously become effective.

Section 2.09                             Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from the Closing Date until the day which is five (5) Business Days prior to the end of the Availability Period; provided that, in addition to the conditions set forth in Section 6.02, the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if (x) the LC Exposure would exceed the LC Commitment or (y) the Revolving Credit Exposure of any Lender would exceed the Commitment of such Lender (collectively, the “LC Availability Requirements”).  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person in violation of Section 9.09.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension unless otherwise consented to by the Issuing Bank) a notice:

(i)                                     requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)                                  specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)                               specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.09(c));

(iv)                              specifying the amount of such Letter of Credit;

(v)                                 specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)                              specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that, after giving effect to the requested issuance, amendment, renewal or extension, as applicable, the LC Availability Requirements will be satisfied on the date of such issuance, amendment, renewal or extension.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.09(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.09(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, (i) on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that if such LC Disbursement is equal to or greater than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such LC Disbursement be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.09(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.09(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.09(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.09(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply substantially with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.09(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.09(e), then Section 3.02(c) shall apply.  Interest accrued pursuant to this Section 2.09(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.09(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement and Resignation of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall also be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  Subject to the appointment and acceptance of a successor Issuing Bank which is reasonably acceptable to the Borrower, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with this Section 2.09(i).

(j)                                    Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.09(j), (ii) the LC Exposure exceeds the LC Commitment at any time, (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or (iv) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.04, then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of (A) in the case of an Event of Default, the LC Exposure (net of any cash collateral already held at the applicable time by the Administrative Agent with respect to such LC Exposure), (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, (C) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon and (D) in the case that the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure, the amount required by Section 4.04; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.09(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such deposit shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)                                 Letters of Credit Issued for Account of Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) in accordance with the terms of this Agreement as if such Letter of Credit had been issued solely for the account of the Borrower.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01                             Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02                             Interest.

(a)                                 ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)                                 Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)                                  Post-Default Rate.  If (i) an Event of Default pursuant to Section 10.01(a), Section 10.01(b), Section 10.01(h) or Section 10.01(i) has occurred and is continuing, then all Loans and other amounts outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the applicable interest rate (or, in the event there is no applicable rate, two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a)), but in no event to exceed the Highest Lawful Rate and (ii) any other Event of Default has occurred and is continuing, then the Majority Lenders by written notice (which may be given on their behalf by the Administrative Agent) may elect to have all Loans and other amounts outstanding bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the applicable interest rate (or, in the event there is no applicable rate, two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a)), but in no event to exceed the Highest Lawful Rate.

(d)                                 Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03                             Alternate Rate of Interest.

(a)                                 If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)                                     the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)                                  the Administrative Agent shall have received notice from the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, or telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any

Borrowing as, a Eurodollar Borrowing shall be ineffective (and such Borrowing shall be automatically converted into ABR Loans on the last day of the applicable Interest Period), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either (x) as an ABR Borrowing or (y) subject to the prior written consent of the Borrower, at an alternate rate of interest determined by the Majority Lenders as their cost of funds.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.03(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.03(a) have not arisen but (A) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (B) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (C) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (D) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 12.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest and such amendment are provided to the Lenders, a written notice from the Majority Lenders stating that such Majority Lenders reasonably object to such amendment and providing the reasons therefor.  Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii)(A), clause (ii)(B) or clause (ii)(C) of the first sentence of this paragraph, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04                             Prepayments.

(a)                                 Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (except with respect to any amounts due under Section 5.02) any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)                                 Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone and/or fax (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or any other transaction, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.

(c)                                  Mandatory Prepayments.

(i)                                     Upon Optional Termination and Reduction.  If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), there is a Borrowing Base Deficiency, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all such Borrowings, solely as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.09(j).

(ii)                                  Upon Redeterminations and Title Related Borrowing Base Adjustment. If there is a Borrowing Base Deficiency (A) on any Redetermination Date as a result of any redetermination of the Borrowing Base in accordance with Section 2.07 or (B) as a result of a Borrowing Base adjustment pursuant to Section 2.08(b), then upon such Redetermination Date or the occurrence of such Borrowing Base adjustment (such date, the “Deficiency Date”), the Borrower shall, within ten (10) days of the Deficiency Date, inform the Administrative Agent that it intends to do one or more of the following (provided that, if the Borrower fails to elect any of the following actions within such ten (10) day period, it shall be deemed to have elected option (A) hereof):

(A)                               within thirty (30) days following such Deficiency Date (1) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings, solely as a result of any LC Exposure, cash collateralize as provided in Section 2.09(j),

(B)                               commencing on the 30th day after such Deficiency Date and continuing on the same day of each month for the next five months thereafter (or if any such day is not a Business Day, the immediately preceding Business Day), prepay the Borrowings in an amount equal to one-sixth (1/6th) of such Borrowing Base Deficiency so that the Borrowing Base Deficiency is reduced to zero within 180 days of the Deficiency Date,

(C)                               within thirty (30) days following such Deficiency Date, submit and pledge as Collateral additional Oil and Gas Properties or other collateral reasonably acceptable to the Administrative Agent, owned by the Borrower or any of the other Loan Parties in connection with the determination of the Borrowing Base, which the Administrative Agent and the Required Lenders deem reasonably satisfactory, in their sole discretion, to eliminate such Borrowing Base Deficiency; or

(D)                               eliminate the Borrowing Base Deficiency by any combination of prepayments and/or the pledging of additional Collateral as provided in clauses (A), (B) and (C) above;

provided that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date.  If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall cash collateralize Letters of Credit in an amount equal to such remaining Borrowing Base Deficiency as provided in Section 2.09(j).

(iii)                               Upon Certain Adjustments. If there is a Borrowing Base Deficiency, as a result of Borrowing Base adjustment pursuant to the Borrowing Base Adjustment Provisions (other than Section 2.08(b)), then on the next Business Day after the occurrence of such Borrowing Base adjustment the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings, solely, as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.09(j).

(iv)                              Upon The Occurrence and Continuation of a Borrowing Base Deficiency.  In addition to the foregoing mandatory prepayments set forth in this Section 3.04(c), at any time that Specified Additional Indebtedness (other than Permitted Refinancing Indebtedness in respect thereof) shall be incurred or issued while a Borrowing Base Deficiency exists, the Borrower shall to the extent necessary to cure such Borrowing Base Deficiency (calculated after giving effect to the Borrowing Base adjustment required pursuant to Section 2.08(c) in connection with such Specified Additional Indebtedness), upon the incurrence or issuance of such Specified Additional Indebtedness, prepay the Loans in an aggregate amount equal to the lesser of (A) one hundred percent (100%) of the Net Cash Proceeds received in respect of such Specified Additional Indebtedness and (B) the aggregate principal amount equal to (1) such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.09(j).

(v)                                 Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi)                              Interest to be Paid with Prepayments. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02 and any break funding payments required by Section 5.02.

(d)                                 No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05                             Fees.

(a)                                 Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Payments by the Borrower.  The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon, but shall be considered received on the date paid for purposes of Section 10.01.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The

Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02                             Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment or prepayment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03                             Disposition of Proceeds.   The Security Instruments contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, unless and until an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary or advisable to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

Section 4.04                             Payments and Deductions to a Defaulting Lender.

(a)                                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.05(b), Section 2.09(d), Section 2.09(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(b)                                 If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate Revolving Credit Exposures.  Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding.  After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.04(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)                                  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                     Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05.

(ii)                                  The Commitment, the Maximum Credit Amount, the outstanding principal balance of the Loans and participation interests in Letters of Credit of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that (except as expressly set forth in Section 12.02 and in the next proviso) any waiver, amendment or modification requiring the consent of each affected Lender and which affects such Defaulting Lender, shall require the consent of such Defaulting Lender; and provided further that any redetermination or affirmation of the Borrowing Base shall occur without participation of a Defaulting Lender, but the Commitments (i.e., the Applicable Percentage of the Borrowing Base of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.

(iii)                               If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)                               all or any part of such LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (2) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment, and (3) the conditions set forth in Section 6.02 are satisfied at such time;

(B)                               if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.09(e) for so long as such LC Exposure is outstanding;

(C)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.04 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D)                               if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 4.04, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; or

(E)                                if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 4.04(c)(iii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(iv)                              any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.02(c) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 4.04; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Event of Default is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 4.04(c)(iii).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.04 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)                                 So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.04, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.09(d) (and Defaulting Lenders shall not participate therein).

(e)                                  If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

(f)                                   In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES

Section 5.01                             Increased Costs.

(a)                                 Eurodollar Changes in Law.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except  any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)                                  shall subject any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes or Other Taxes indemnified under Section 5.03 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Loan Party of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b)                                 Capital and Liquidity Requirements.  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)                                 Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) an increase in the Aggregate Maximum Credit Amounts pursuant to Section 2.06(c) on a day other than the last day of the Interest Period in respect of outstanding Eurodollar Borrowings, or (e) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03                             Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If a withholding agent shall be required under applicable law (as determined in the good faith discretion by the applicable withholding agent) to deduct any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for such Other Taxes.

(c)                                  Indemnification by the Borrower.  The Borrower and Guarantors shall jointly and severally indemnify the Administrative Agent and each Lender, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent and such Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.  Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section 5.03 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation.

(d)                                 Evidence of Payments.  As soon as reasonably practicable after any payment of Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)                                     Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of  IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership), executed copies of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such beneficial owner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower or Guarantors have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower and Guarantors to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(f).

(g)                                  Tax Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion (exercised in good faith), that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)                                 For purposes of this Section 5.03, the term Lender shall include the Issuing Bank and the Administrative Agent.

Section 5.04                             Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, modification, consent, discharge or termination that requires the consent of all the Lenders (or the affected Lenders and such Lender is an affected Lender) pursuant to Section 12.02 and with respect to which the Required Lenders have consented, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Sections 5.01 or 5.03) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (1) an assignment required pursuant to this paragraph (b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

(c)                                  Replacement for Borrowing Base Increase.  If a Lender does not approve a proposed Borrowing Base increase which has been approved by at least the Required Lenders, then the Borrower may, at its sole expense, within three (3) Business Days after the Borrower receives the New Borrowing Base Notice with respect to such increase, at the discretion of such existing Lender either:

(i)                                     cause such existing Lender to assign and delegate, without recourse, all its interests, rights (other than its existing rights to payments pursuant to Sections 5.01 and 5.03) and obligations under this Agreement and the other Loan Documents to one or more assignees proposed by the Borrower that shall assume such obligations (which assignees may be another Lender, if a Lender accepts such assignment), provided that such existing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), or

(ii)                                  cause such existing Lender to reduce its Maximum Credit Amount based upon a new Applicable Percentage for such existing Lender that is calculated by dividing such existing Lender’s then outstanding Revolving Credit Exposure by the Borrowing Base determined after the increase of the Borrowing Base and assigning the balance of such Lender’s Maximum Credit Amount to an assignee or assignees proposed by the Borrower that shall assume such amount of the assigning Lender’s Maximum Credit Amount (which assignee may be another Lender, if a Lender accepts such assignment).

Each party hereto agrees that (1) an assignment required pursuant to this paragraph (c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01                             Closing Date.  The obligation of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)                                 Credit Agreement. The Loan Documents shall be in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and in connection therewith the Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(b)                                 Loan Documents.

(i)                                     Execution of Security Instruments.  The Administrative Agent shall have received from each party thereto counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E, including the Guaranty Agreement and Perfection Certificate, that have been executed and delivered by a Responsible Officer of each party thereto.  (A) The Administrative Agent shall be reasonably satisfied that, upon recording the Mortgages, the reaffirmation agreements, the assignments or other documents reasonably satisfactory to the Administrative Agent, if any, in each case, in the appropriate filing offices, it shall have a first priority Lien on at least 85% of the PV-9 of the Borrowing Base Properties and (B) the Borrower shall have executed and delivered Control Agreements in connection with its Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Excluded Accounts and the Wells Fargo Securities Account), as applicable.

(ii)                                  Filings, Registrations and Recordings.  Each Security Instrument and any other document (including any UCC financing statement) required by any Security Instrument or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral, prior and superior in right to any other Person (other than Liens permitted by Section 9.03) shall be in proper form for filing, registration or recordation.

(iii)                               Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (A) the certificates (if any) representing the shares of Equity Interests required to be pledged pursuant to the Guaranty Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (B) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Guaranty Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(c)                                  Fees.  All fees required to be paid to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date shall have been paid. All reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and expenses of outside counsel) required to be paid to the Administrative Agent and the Lenders on or before the Closing Date shall have been paid.

(d)                                 Solvency Certificate.  The Administrative Agent shall have received the Solvency Certificate (after giving effect to the Plan of Reorganization) from a Financial Officer.

(e)                                  Secretary’s Certificates.  The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers and (iv) the articles or certificate of incorporation and by-laws or other applicable organizational documents of such Loan Party, certified by such Responsible Officer as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

(f)                                   Legal Opinions.  The Administrative Agent shall have received an opinion of (i) Weil, Gotshal & Manges LLP, counsel for the Loan Parties and (ii) local counsel in any jurisdictions where Security Instruments will be recorded to perfect first priority Liens on any Borrowing Base Properties, in each case in form and of substance reasonably acceptable to the Administrative Agent.

(g)                                  Financial Statements; No Other Debt; Closing Date Availability.  The Administrative Agent shall have received (i) a certificate of a Financial Officer in form and substance reasonably satisfactory to the Administrative Agent certifying that (A) attached to such certificate is a pro forma unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the most recently ended fiscal quarter ending at least 45 days prior to the Closing Date giving effect to the Transactions and the other transactions contemplated to occur on the Closing Date, which will reflect that the Borrower and the other Loan Parties will have no Indebtedness on the Closing Date other than the Secured Obligations or other Indebtedness permitted by Section 9.02 (excluding any Specified Additional Indebtedness) and (B) after giving effect to the Transactions and the other transactions contemplated to occur on the Closing Date, the Borrower has unused Commitments of not less than $125,000,000 and (ii) the Financial Statements.

(h)                                 Approvals and Consents; No Material Adverse Effect. The Administrative Agent shall have received a certificate of a Responsible Officer in form and substance reasonably satisfactory to the Administrative Agent certifying that (i) after giving effect to the Confirmation Order and the Plan of Reorganization, all necessary governmental and third party consents and approvals necessary in connection with the Transactions and the other transactions contemplated hereby shall have been obtained (without the imposition of any materially adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; and (ii) since December 31, 2018, there has been no event, occurrence, development or change that has had or could reasonably be expected to have a Material Adverse Effect; provided, that solely for the purposes of such certificate and, on the Closing Date, Section 7.04(b), a Material Adverse Effect shall not include any event, occurrence, development or change in the circumstances or facts arising out of or resulting from: (A) conditions or effects that generally affect persons or entities engaged in the industries, business, markets, financial conditions or the geographic area in which the Loan Parties operate taking into consideration any event that is related to the operations of the Loan Parties in the specific geographical and geological areas in which it operates, (B) general economic conditions in regions and markets in which the Loan Parties operate, (C) regional, national or international political or social conditions, including acts of war, terrorism or natural disasters, escalation or material worsening of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or its territories, possessions, diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (D) financial, banking, securities, credit, or commodities markets, prevailing interest rates or general capital markets conditions, (E) changes in GAAP, (F) changes in laws, orders, or other binding directives issued by any governmental entity, (G) the taking of any action or any inaction required by the Restructuring Support Agreement, the Senior Note Backstop Agreement, the Restructuring Term Sheet, the Plan of Reorganization, or any action or inaction in connection with the Chapter 11 Cases, including the commencement, announcement and pendency of the Chapter 11 Cases, or (H) any action or inaction consented to or requested by the Consenting Noteholders (as defined in the RSA); provided, further, that exceptions set forth in clauses (A), (B), (C) and (D) of this proviso shall not apply to the extent that such event is disproportionately adverse to the Loan Parties, taken as a whole, as compared to other companies comparable in size and scale to the Loan Parties operating in the industries and same geographical area in which the Loan Parties operate (such exceptions set forth in clauses (A) through (H), the “Closing Date Exceptions”).

(i)                                     Insurance. The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 8.07.

(j)                                    Good Standing Certificates.  The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence or good standing, as applicable, of the Borrower and each Guarantor, in each case, in their respective jurisdiction of organization and foreign qualification in any other jurisdiction in which such Person owns Borrowing Base Properties.

(k)                                 Patriot Act; Beneficial Ownership Regulation.  Each Lender who has requested in writing the same at least ten (10) Business Days prior to the Closing Date shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) to the extent applicable, in connection with the Beneficial Ownership Regulation, a Beneficial Ownership Certification in a form reasonably satisfactory to the Administrative Agent and each requesting Lender.

(l)                                     Title Information.  The Administrative Agent shall have received title information as the Administrative Agent may reasonably require, reasonably satisfactory to the Administrative Agent, setting forth the status of title to at least eighty-five (85%) of the PV-9 of the Borrowing Base Properties.

(m)                             Initial Reserve Report.  The Administrative Agent shall have received (i) a satisfactory report with respect to certain Oil and Gas Properties of the Borrower and its Restricted Subsidiaries prepared by Netherland, Sewell & Associates, Inc. with an as of date of January 1, 2019 and (ii) a satisfactory Initial Reserve Report accompanied by a Reserve Report Certificate with respect to the Oil and Gas Properties covered by the Initial Reserve Report and covering only the matters described in Section 8.12(c)(i), Section 8.12(c)(ii), Section 8.12(c)(iii), Section 8.12(c)(v) and Section 8.12(c)(vi) with respect thereto.

(n)                                 Production Reports and Lease Operating Statements.  The Administrative Agent shall have received production reports and accounting lease operating statements in form and substance satisfactory to the Administrative Agent, setting forth, for the fiscal year ended December 31, 2018, the fiscal quarter ended March 31, 2019 and the fiscal quarter ended June 30, 2019, on a production date basis, the volume of production and sales attributable to production for which cash activity has been recorded (and the prices at which such sales were made and the revenues derived from such sales) for each such period from the Oil and Gas Properties evaluated in the Initial Reserve Report, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such period; provided that the Administrative Agent acknowledges that it has received production reports and accounting lease operating statements for the fiscal year ended December 31, 2018 and the fiscal quarter ended March 31, 2019 in form and substance satisfactory to it.

(o)                                 Refinancing of Existing Credit Agreements; No Other Liens.

(i)                                     On the Closing Date, or substantially contemporaneously with the Loans advanced hereunder on the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreements shall have been paid in full and the Liens securing the Existing Credit Agreements shall have been released and the Existing Credit Agreement has been terminated.

(ii)                                  The Administrative Agent shall have received evidence satisfactory to it that all Liens on the assets of the Borrower and its Subsidiaries (other than Liens permitted by Section 9.03) shall have been (or will be or substantially contemporaneously with the Loans advanced hereunder on the Closing Date) released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Borrower or its subsidiaries.

(p)                                 Plan of Reorganization.  (i) The Plan of Reorganization and all other related documentation shall be satisfactory to the Administrative Agent with respect to any portions of such Plan of Reorganization that directly relate to this Agreement and the Loan Documents, and reasonably satisfactory to the Administrative Agent in all other respects, (ii) the Bankruptcy Court shall have entered the Confirmation Order, which order shall be satisfactory to the Administrative Agent with respect to any portions of such order that directly relate to this Agreement and the Loan Documents, and reasonably satisfactory to the Administrative Agent in all other respects, which order shall be in full force and effect, unstayed and final, and shall not have been modified or amended without the written consent of Administrative Agent, reversed or vacated, (iii) all conditions precedent to the effectiveness of the Plan of Reorganization as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Administrative Agent), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan of Reorganization in accordance with its terms shall have occurred contemporaneously with the Closing Date and (iv) the transactions contemplated by the Plan of Reorganization to occur on the effective date of the Plan of Reorganization shall have been substantially consummated (as defined in Section 1101 of the Bankruptcy Code) on the Closing Date and substantially contemporaneously with the Loans advanced hereunder on the Closing Date in accordance with the terms of the Plan of Reorganization and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

(q)                                 Required Swap Agreements.  The Loan Parties shall have entered into the Required Swap Agreements as of the Closing Date; provided that, subject to the Loan Parties using commercially reasonable efforts to enter into the Required Swap Agreements, if such Required Swap Agreements have not been entered into as of the Closing Date, the entering into of such Required Swap Agreements shall not be a condition to the occurrence of the Closing Date and shall instead be required pursuant to Section 8.20.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m., New York City time, on November 15, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding on the Closing Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(b)                                 All representations and warranties of the Loan Parties in each applicable Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though made on and as of such date, except in the case of any representation and warranty which (A) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (B) is qualified by a materiality or Material Adverse Effect standard in which case such representation and warranty shall be true and correct in all respects.

(c)                                  The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.09(b), as applicable.

Each request for such Borrowing or for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and Section 6.02(b).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01                             Organization; Powers.  Each of the Borrower and the Restricted Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02                             Authority; Enforceability. After giving effect to the Confirmation Order and the Plan of Reorganization, the Transactions are within the Borrower’s and each Guarantor’s constituent powers and have been duly authorized by all necessary corporate, limited liability company or partnership, and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  Each Loan Document to which a Loan Party is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03                             Approvals; No Conflicts; Confirmation Order.  After giving effect to the Confirmation Order and the Plan of Reorganization, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security

Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).  The Confirmation Order is in full force and effect, not subject to any stay, nor has the Confirmation Order been amended or modified in any manner adverse to the Administrative Agent or the Lenders without the consent of the Administrative Agent.

Section 7.04                             Financial Condition; No Material Adverse Effect.

(a)                                 The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2018, reported on by Deloitte & Touche LLP, independent public accountants, (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2019 and (iii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2019.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)                                 Since December 31, 2018, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, excluding, on the Closing Date, the Closing Date Exceptions and (ii) the business of the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)                                  Neither the Borrower nor any Restricted Subsidiary has on the date hereof any material Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments (other than the Gas Balancing Obligations and the Swap Agreements listed on Schedule 7.20) which are not referred to or reflected or provided for in the Financial Statements.

Section 7.05                             Litigation.

(a)                                 After giving effect to the Confirmation Order and the Plan of Reorganization, except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)                                 Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06                             Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (b), (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)                                 neither any Property of the Borrower or any Restricted Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b)                                 no Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c)                                  all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Restricted Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d)                                 all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Restricted Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e)                                  the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Restricted Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f)                                   to the extent applicable, all Property of the Borrower and each Restricted Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g)                                  neither the Borrower nor any Restricted Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07                             Compliance with Laws and Agreements; No Defaults.

(a)                                 After giving effect to the Confirmation Order and the Plan of Reorganization, each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Default has occurred and is continuing.

Section 7.08                             Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09                             Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.10                             ERISA.

(a)                                 Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower, the Subsidiaries and each ERISA Affiliate have complied in all respects with the applicable provisions of ERISA, the Code and other applicable federal and state laws with respect to each Plan.

(b)                                 Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, established and maintained in substantial compliance with its terms and applicable provisions of ERISA, the Code and other applicable federal and state laws.

(c)                                  Except as could not reasonably be expected to result in a Material Adverse Effect, no act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)                                 Except as could not reasonably be expected to result in a Material Adverse Effect, full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e)                                  Neither the Borrower, nor any of the Subsidiaries sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, or a Subsidiary in its sole discretion at any time without any material liability other than the payment of accrued benefits under such plan.

(f)                                   Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11                             Disclosure; No Material Misstatements.

(a)                                 None of the reports, financial statements, certificates or other information (other than projections and other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that actual results may vary from the projected financial information).  There is no fact peculiar to the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Restricted Subsidiary on the date hereof in connection with the transactions contemplated hereby.  No statements or conclusions exist in any Reserve Report which are based upon or include misleading information or which fail to take into account material information regarding the matters reported therein to the extent such misstatement, misleading information or failure could reasonably be expected to have a Material Adverse Effect.

(b)                                 As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 7.12                             Insurance.  The Borrower has, and has caused all its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries.  The Administrative Agent is named as an additional insured in respect of such liability insurance policies and as lender loss payee and mortgagee with respect to Property loss insurance.

Section 7.13                             Restriction on Liens.  After giving effect to the Confirmation Order and the Plan of Reorganization, neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than Finance Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Finance Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14                             Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries.  Schedule 7.14, as may be supplemented from time to time, identifies each Subsidiary as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary.

Section 7.15                             Location of Business and Offices.  After giving effect to the Confirmation Order and the Plan of Reorganization, the Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Halcón Resources Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 3761452 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)).  Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

Section 7.16                             Properties; Titles, Etc.  After giving effect to the Confirmation Order and the Plan of Reorganization:

(a)                                 Each of the Borrower and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its other personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b)                                 All leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)                                  The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, except to the extent that the failure to include any such rights could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except for any such failure to maintain such Properties, individually or in the aggregate, that could not reasonably be expected to result in a Material Adverse Effect.

(e)                                  The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17                             Maintenance of Properties.  After giving effect to the Chapter 11 Cases, except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18                             Gas Imbalances, Prepayments.  Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding $1,000,000 of net aggregate liability.

Section 7.19                             Marketing of Production.  Except for contracts listed on Schedule 7.19 and in effect on the date hereof, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20                             Swap Agreements.  Schedule 7.20 sets forth, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e) or as may otherwise be disclosed in writing to the Administrative Agent, sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21                             Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used (a) to provide for working capital and other general corporate purposes, including to fund lease acquisitions, exploration and production operations, development (including the drilling and completion of producing wells) and acquisitions of Oil and Gas Properties permitted hereunder, (b) to refinance the Existing Credit Agreements, (c) for fees and expenses related to the Transactions and (d) for fees and expenses related to the Borrower’s emergence from the Chapter 11 Cases.  The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22                             Solvency.  After giving effect to the Confirmation Order, the Plan of Reorganization, the Transactions and the other transactions contemplated hereby and thereby (including at the time of and immediately after giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable), (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and its Subsidiaries, taken as a whole, will exceed the aggregate debt and liabilities (including subordinated liabilities) of the Borrower and its Subsidiaries on a consolidated basis, as the debt and liabilities (including subordinated liabilities) become absolute and mature, (b) the Borrower and its Subsidiaries, taken as a whole, will not have incurred or intended to incur, and will not believe that they will incur, debt and liabilities (including subordinated liabilities) beyond their ability to pay such debt and liabilities (including subordinated liabilities) (after taking into account the timing and amounts of cash to be received by the Borrower and its Subsidiaries and the amounts to be payable on or in respect of their liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such debt and liabilities (including subordinated liabilities) become absolute and mature and (c) the Borrower and its Subsidiaries, taken as a whole, will not have (and will have no reason to believe that they will have thereafter) unreasonably small capital for the conduct of their business.

Section 7.23                             Money Laundering.  The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements including those of the Bank Secrecy Act, as amended by the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

Section 7.24                             Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries, nor any officer, or to the knowledge of any Loan Party, any director, agent or employee of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of any Anti-Corruption Laws, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of any Anti-Corruption Laws; and, the Borrower and its Subsidiaries have conducted their business in material compliance with the Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.25                             Anti-Corruption Laws; Sanctions; OFAC.

(a)                                 The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

(b)                                 The Borrower, its Subsidiaries, their respective officers and employees and, to the knowledge of the Borrower, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.

(c)                                  None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  The Borrower will not directly or, to its knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions.

Section 7.26                             EEA Financial Institutions.  Neither the Borrower nor any of its Restricted Subsidiaries is an EEA Financial Institution.

Section 7.27                             Senior Debt Status.  The Secured Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any unsecured, senior subordinated or subordinated Indebtedness and the subordination provisions set forth in each such agreement, if any, are legally valid and enforceable against the parties thereto subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 8.01                             Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (except for the fiscal year ending December 31, 2019 for which no comparison shall be required to be delivered other than as required by Accounting Standards Codification 852), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except for any such qualification or exception resulting solely from the impending maturity date of the Loans or any breach or anticipated breach of a financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)                                 Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (except for any fiscal quarters ending on or prior to September 30, 2020, for which no comparisons will be delivered other than as required by Accounting Standards Codification 852), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

The Borrower represents and warrants that the Borrower and each of its Subsidiaries file the financial statements provided under Section 8.01(a) and Section 8.01(b) with the SEC and/or make such financial statements available to potential holders of their 144A securities, and, accordingly, unless the Borrower has marked such financial statements as “PRIVATE”, the Borrower hereby (1) authorizes the Administrative Agent to make the financial statements to be provided under Section 8.01(a) and Section 8.01(b), along with the Loan Documents, available to Public-Siders and (2) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities.  The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that (1) such materials do not constitute material non-public information within the meaning of the federal securities laws or (2) make such materials that do constitute material non-public information within the meaning of the federal securities laws publicly available by press release or public filing with the SEC.

(c)                                  Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying as to whether a Default exists and, if a Default so exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that the Borrower is in compliance with Section 9.01 as of the last day of the fiscal period covered by such financial statements as required therein and in connection therewith, setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)                                 Certificate of Financial Officer — Consolidating Information.  If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(e)                                  Certificate of Financial Officer — Swap Agreements.  Concurrently with any delivery of any Reserve Report or at such other times as may be reasonably requested by the Administrative Agent, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of the calendar month preceding the delivery of such Reserve

Report, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefore as of the end of the preceding fiscal quarter, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)                                   Certificate of Insurer — Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)                                  Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other material report or opinion submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors of the Borrower or any such Subsidiary, to such material report or opinion.

(h)                                 SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange and distributed by the Borrower to its shareholders.

(i)                                     Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j)                                    Lists of Purchasers.  Concurrently with the delivery of the annual financial statements in accordance with Section 8.01(a), a list of all Persons who collectively purchased at least 70% of the aggregate production of Hydrocarbons from the Borrower and its Restricted Subsidiaries during the year presented in such annual financial statements.

(k)                                 Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements.  In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign, Unwind or otherwise Dispose of at least the greater of $5,000,000 or 2% of the then effective Borrowing Base worth of any Oil and Gas Properties, Swap Agreements or any Equity Interests in any Restricted Subsidiary in accordance with Section 9.13 which are included in the then-current Borrowing Base, prior written notice (of at least five (5) Business Days or such shorter time as the Administrative Agent may agree in its sole discretion) of such Disposition or Unwind, the price thereof, in the case of Oil and Gas Properties (or any Equity Interests of any Restricted Subsidiary), and the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and, in each case, the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.

(l)                                     Notice of Casualty Events.  Prompt written notice, and in any event within three (3) Business Days after the Borrower obtains knowledge of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event having a fair market value in excess of $5,000,000.

(m)                             Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event, within ten (10) days after the occurrence) of any change (i) in a Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Loan Party’s jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.

(n)                                 Production Report and Lease Operating Statements.  Within sixty (60) days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to the end of such fiscal quarter on a production date basis, the volume of production and sales attributable to production for which cash activity has been recorded (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(o)                                 Notices of Certain Changes.  (i) Five (5) Business Days prior written notice of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or, to the extent such amendment, modification or supplement would have an adverse effect on the Administrative Agent or the Lenders, any other organic document of the Borrower or any Restricted Subsidiary and (ii) within five (5) days after the execution thereof, copies of any such any amendment, modification or supplement.

(p)                                 Issuance and Incurrences of Indebtedness.  Five (5) Business Days prior written notice of the incurrence by the Borrower or any Restricted Subsidiary of any Specified Additional Indebtedness, any Permitted Refinancing Indebtedness or, if in excess of $5,000,000, any other Indebtedness for borrowed money as well as the amount thereof, the anticipated closing date and definitive documentation for the foregoing and any other related information reasonably requested.

(q)                                 Budget.  Concurrently with the delivery of financial statements under Section 8.01(a), a certificate of a Financial Officer, setting forth a report, in form and substance reasonably satisfactory to the Administrative Agent, of the projected production of Hydrocarbons by the Borrower and its Subsidiaries and the assumptions used in calculating such projections, the Borrower’s annual operating and capital expenditure budgets and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each on a quarterly basis for the remaining fiscal year and the first fiscal quarter of the succeeding fiscal year.

(r)                                    Other Requested Information.  Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed by the Borrower or any of the Subsidiaries under ERISA in respect of any Plan), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(g), Section 8.01(h) or Section 8.01(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR) (or any successor system); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that:  (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 8.02                             Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                 Defaults. The occurrence of any Default or Event of Default;

(b)                                 Governmental Matters. The filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that could reasonably be expected to be adversely determined and result in liability in excess of the greater of $5,000,000 or 2% of the then effective Borrowing Base not fully covered by insurance, subject to normal deductibles; and

(c)                                  Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03                             Existence; Conduct of Business.  The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.12.  The Borrower shall at all times remain organized under the laws of the United States of America, any State thereof or the District of Columbia.

Section 8.04                             Payment of Obligations.  After giving effect to the Confirmation Order and the Plan of Reorganization, the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in (i) a Material Adverse Effect or (ii) the seizure or levy of any Property of the Borrower or any Subsidiary thereof.

Section 8.05                             Performance of Obligations under Loan Documents.  The Borrower will pay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06                             Operation and Maintenance of Properties.  Except for matters that could not reasonably be expected to result in a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a)                                 operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)                                 keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties, including, without limitation, all equipment, machinery and facilities;

(c)                                  promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)                                 promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e)                                  to the extent the Borrower or such Restricted Subsidiary is not the operator of any Property, use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07                             Insurance.  The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall (i) name the Administrative Agent as an “additional insured” in respect of liability insurance, (ii) name the Administrative Agent as lender loss payee and mortgagee with respect to Property insurance and (iii) provide that the insurer will use commercially reasonable efforts to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent, but in any event not less than ten (10) days prior notice of such cancellation.

Section 8.08                             Books and Records; Inspection Rights.  The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, that, so long as no Event of Default shall have occurred and be continuing, (a) the Administrative Agent and the Lenders shall not exercise their rights under this Section 8.08 more than twice in any fiscal year and (b) the Borrower and its Restricted Subsidiaries shall not be required to reimburse the Administrative Agent and the Lenders for more than one inspection during any fiscal year.

Section 8.09                             Compliance with Laws.

(a)                                 The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 The Borrower will maintain in effect and enforce policies and procedures regarding compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.10                             Environmental Matters.

(a)                                 The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower will promptly, but in no event later than five (5) days after the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $25,000,000 million, not fully covered by insurance, subject to normal deductibles.

(c)                                  The Borrower will, and will cause each Subsidiary to, provide environmental audits and tests in accordance with ASTM International standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.11                             Further Assurances.

(a)                                 The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, if requested, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, to ensure that the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest in all assets of the Loan Parties.  In addition, at the Administrative Agent’s reasonable written request, the Borrower, at its sole expense, shall enter into any Security Instruments to evidence the Liens on the Collateral and provide any information requested to identify any Collateral, including an updated Perfection Certificate, exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information reasonably requested in connection with the identification of any Collateral.

(b)                                 The Borrower hereby authorizes the Administrative Agent or its designee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including the Mortgaged Property) without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral (including the Mortgaged Property) or any part thereof shall be sufficient as a financing statement where permitted by law.  The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Loan Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12                             Reserve Reports.

(a)                                 On or before April 1st and October 1st of each year, commencing April 1, 2020, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding December 31st and June 30th, as applicable.  The Reserve Report as of December 31st of each year shall be prepared by one or more Approved Petroleum Engineers, and the June 30th Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

(b)                                 In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)                                  With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate substantially in the form of Exhibit J (a “Reserve Report Certificate”) from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold other than Hydrocarbons sold in the ordinary course of business and in such detail as reasonably required by the Administrative Agent, (v) attached thereto is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating that the Borrower is in compliance with Section 8.14(a).

Section 8.13                             Title Information.

(a)                                 On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), to the extent requested by the Administrative Agent, the Borrower shall deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least eighty-five percent (85%) of the PV-9 of the Borrowing Base Properties.

(b)                                 If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days (or such longer period of time as may be acceptable to the Administrative Agent in its sole discretion) of written notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least eighty-five percent (85%) of the PV-9 of the Borrowing Base Properties.

(c)                                  If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the period of time required by clause (b) above or the Borrower does not comply with the requirements to provide acceptable title information covering at least eighty-five percent (85%) of the PV-9 of the Borrowing Base Properties, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Required Lenders.  To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after such period of time has elapsed, such unacceptable Mortgaged Property shall not count towards the eighty-five percent (85%) requirement, and the Administrative Agent may send a written notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information covering at least eighty-five percent (85%) of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.  This new Borrowing Base shall become effective in accordance with Section 2.08(b).

Section 8.14                             Additional Collateral; Additional Guarantors.

(a)                                 In connection with each redetermination of the Borrowing Base (including, for the avoidance of doubt, any Interim Redetermination), the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least eight-five percent (85%) of the PV-9 of the Borrowing Base Properties after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least eighty-five percent (85%) of the PV-9 of the Borrowing Base Properties, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the Reserve Report Certificate required under Section 8.12(c), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof shall be permitted to exist thereupon, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least eighty-five percent (85%) of the PV-9 of the Borrowing Base Properties.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)                                 In the event that (i) any Restricted Subsidiary is a Material Domestic Subsidiary or (ii) any Domestic Subsidiary incurs or guarantees any Material Indebtedness, the Borrower shall promptly cause such Restricted Subsidiary to guarantee and secure the Secured Obligations pursuant to the Guaranty Agreement.  In connection with any such guaranty and security interest grant, the Borrower shall, or shall cause (A) such Subsidiary to, execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (B) the owners of the Equity Interests of such Subsidiary who are Loan Parties to pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C)

execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)                                  In the event that the Borrower or any Domestic Subsidiary becomes the owner of a Foreign Subsidiary which has total assets in excess of $1,000,000, then the Borrower shall promptly, or shall cause such Domestic Subsidiary to promptly, guarantee the Secured Obligations pursuant to the Guaranty Agreement.  In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement, (ii) pledge sixty six and two thirds percent (66-2/3%) of all the voting Equity Interests of such Foreign Subsidiary and one hundred percent (100%) of the nonvoting Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(d)                                 The Borrower will at all times cause the other material tangible and intangible assets of the Borrower and each Guarantor to be subject to a Lien pursuant to the Security Instruments.  All Borrowing Base Properties shall, at all times, be owned by a Guarantor.

Section 8.15                             ERISA Compliance.  The Borrower will promptly furnish and will cause the Subsidiaries to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan, other than a Multiemployer Plan, or any trust created thereunder, and (ii) promptly upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan, other than a Multiemployer Plan, or any trust created thereunder, a written notice signed by the President or the principal Financial Officer or the Subsidiary, as the case may be, specifying the nature thereof, what action the Borrower or the Subsidiary is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto if such action could reasonably be expected to result in liability to the Borrower, the Guarantors or their respective Subsidiaries (whether individually of in the aggregate) in excess of the greater of $10,000,000 or 5% of the then effective Borrowing Base.

Section 8.16                             Account Control Agreements; Location of Proceeds of Loans.

(a)                                 The Borrower will, and will cause each other Loan Party to, in connection with any Deposit Account, any Securities Account and/or any Commodities Account (other than Excluded Accounts for so long as it is an Excluded Account) established, held or maintained on or after the Closing Date promptly, but in any event (i) in the case of the Wells Fargo Securities Account, within twenty-one days after the Closing Date and (ii) in the case of any other Deposit Account, any Securities Account and/or any Commodities Account (other than Excluded Accounts for so long as it is an Excluded Account), within twenty (20) Business Days (in the case of each of clause (i) and (ii), or such later date as the Administrative Agent may agree in its sole discretion) of the establishment of such account, cause such account to be a Controlled Account.

(b)                                 The Borrower will, and will cause each Loan Party to, until the proceeds of any Loans are transferred to a third party in accordance with the Loan Documents, hold the proceeds of any Loans made under this Agreement in a Deposit Account that is a Controlled Account.

Section 8.17                             Unrestricted Subsidiaries.  The Borrower:

(a)                                 will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries.

(b)                                 will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

(c)                                  will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

Section 8.18                             Marketing Activities.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Reserves during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.19                             Keepwell.  The Borrower will, and will cause each Guarantor to, provide such funds or other support as may be needed from time to time by the Borrower or any Guarantor, as applicable, to honor all of its obligations under this Agreement and any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.19, or otherwise under this Agreement or any other Loan Document, as it relates to the Borrower, any Restricted Subsidiary or any Guarantor, as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Loan Party under this Section 8.19 shall remain in full force and effect until Payment in Full.  The Borrower intends that this Section 8.19 constitute, and this Section 8.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit the Borrower and any Guarantor, as applicable, for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.20                             Post-Closing Required Swap Agreements Covenant.

(a)                                 To the extent that the Loan Parties have not entered into the Required Swap Agreements as of the Closing Date, the Borrower shall, within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) (such requirement, the “Post-Closing Required Swap Agreements Covenant”), enter into the Required Swap Agreements (the date on which the Required Swap Agreements are entered into, the “Required Swap Date”). The Borrower will, after the Required Swap Date, have and maintain the Required Swap Agreements.

(b)                                 To the extent that the Loan Parties have failed to satisfy the Post-Closing Required Swap Agreements Covenant, the Administrative Agent shall have the right to adjust the Borrowing Base by an amount equal to the Borrowing Base Value attributable to the Required Swap Agreements in the current Borrowing Base which are not entered into in connection with the Post-Closing Required Swap Agreements Covenant and (if the Administrative Agent in fact elects to make such adjustment) the Administrative Agent shall promptly inform the Borrower of the amount of the adjusted Borrowing Base.

ARTICLE IX
NEGATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 9.01                             Financial Covenants.

(a)                                 Total Net Indebtedness Leverage Ratio.  The Borrower will not permit its ratio of Consolidated Total Net Indebtedness as of the last day each fiscal quarter, commencing with the fiscal quarter ending March 31, 2020, to EBITDAX for the period ending on such day to be greater than 4.00 to 1.00.

(b)                                 Current Ratio.  The Borrower will not permit as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2020, its Current Ratio as of such last day to be less than 1.00 to 1.00.

(c)                                  Equity Cure.  In the event that the Borrower fails to comply with Section 9.01(a) for any four fiscal quarter period, then until the expiration of the fifteenth (15th) Business Day following delivery of financial statements with respect to the applicable fiscal quarter or fiscal year ending on the last day of such period, the Borrower shall be permitted to cure such failure to comply by requesting that such financial covenant be recalculated by increasing EBITDAX of the fiscal quarter most recently ended by an amount equal to cash equity contributions (which shall be in the form of common equity or, if on terms and conditions reasonably acceptable to the Administrative Agent, preferred equity) received by Borrower from its equity holders needed to bring the Borrower in compliance with Section 9.01(a). If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 9.01(a), the Borrower shall be deemed to have satisfied the requirements of such applicable financial covenant as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for purposes of this Agreement and the other Loan Documents. The Borrower may not exercise the equity cure right described in this Section 9.01(c) more than (i) twice in any period of four (4) consecutive fiscal quarters or (ii) more than four (4) times in the aggregate during the term of this Agreement. The proceeds of such equity issuance or capital contributions shall be counted as EBITDAX solely for the purpose of compliance with the financial covenant set forth in Section 9.01(a) and shall not be included for any other purpose hereunder.

Section 9.02                             Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Indebtedness, except:

(a)                                 the Loans, any Notes or other Secured Obligations arising under the Loan Documents or any Secured Swap Agreement any guaranty of or suretyship arrangement for the Loans, any Notes or other Secured Obligations arising under the Loan Documents, and any deferred put premiums associated with Swap Agreements entered into with an Approved Counterparty;

(b)                                 any Indebtedness of the Borrower and its Restricted Subsidiaries existing on the date hereof  and that is set forth on Schedule 9.02;

(c)                                  accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)                                 Indebtedness (including guarantees) under Finance Leases, provided that the aggregate amount of such Indebtedness and Indebtedness incurred pursuant to Section 9.02(i) and Section 9.02(k) does not exceed the greater of $10,000,000 or 5% of the then effective Borrowing Base at any one time outstanding;

(e)                                  Indebtedness associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties;

(f)                                   intercompany Indebtedness between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(g); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and, provided further, that any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guaranty Agreement;

(g)                                  endorsements of negotiable instruments for collection in the ordinary course of business;

(h)                                 Indebtedness incurred to finance insurance premiums;

(i)                                     Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any fixed or capital assets, including Indebtedness assumed in connection with the acquisition of such assets; provided that (i) the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (ii) the aggregate amount of such Indebtedness and Indebtedness incurred pursuant to Section 9.02(d) and Section 9.02(k) does not exceed the greater of $10,000,000 or 5% of the then effective Borrowing Base at any one time outstanding;

(j)                                    (i) Indebtedness in respect of Specified Additional Indebtedness; provided that: (A) at the time of, and after giving effect to, the incurrence of such Indebtedness no Default or Event of Default has occurred and is continuing,  (B) after giving pro forma effect to such issuance or incurrence and any concurrent repayment of Indebtedness, (I) the Total Net Indebtedness Leverage Ratio shall not exceed 4.00 to 1.00 and (II) the Current Ratio shall not exceed 1.00 to 1.00 (it being understood that for purposes of calculating the Total Net Indebtedness Leverage Ratio and the Current Ratio, (x) Consolidated Total Net Indebtedness and Current Liabilities shall give pro forma effect to the issuance or incurrence of such Indebtedness and any other Indebtedness incurred through such date of determination and any concurrent repayment of Indebtedness and (y) Unrestricted Cash and Current Assets shall exclude the amount of any cash to be received by the Borrower or any Subsidiary in connection with the incurrence of such Specified Additional Indebtedness for the purposes of determining the pro forma Total Net Indebtedness Leverage Ratio and Current Ratio), (C) at the time of the issuance or incurrence of such Indebtedness, the Borrowing Base is adjusted as contemplated by Section 2.08(c) and the Borrower makes any prepayment required under Section 3.04(c)(iii) and (D) the Borrower shall have complied with Section 8.01(p) and (ii) any Permitted Refinancing Indebtedness of such Specified Additional Indebtedness; and

(k)                                 other Indebtedness, provided that the aggregate amount of such Indebtedness and other Indebtedness incurred pursuant to Section 9.02(d) and Section 9.02(i) does not exceed the greater of $10,000,000 or 5% of the then effective Borrowing Base at any one time outstanding.

Section 9.03                             Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)                                 Liens securing the payment of any Secured Obligations;

(b)                                 (i) Liens existing on the Closing Date and set forth on Schedule 9.03 and (ii) Excepted Liens;

(c)                                  Liens securing (i) Finance Leases permitted by Section 9.02(d) but only on the Property under lease and (ii) Indebtedness for any fixed or capital assets pursuant to Section 9.02(i) but only on the fixed or capital assets financed by such Indebtedness;

(d)                                 Liens securing Indebtedness permitted by Section 9.02(h) or other obligations related to the payment of insurance premiums; provided that such Liens do not extend to any Property of the Borrower or its Restricted Subsidiaries other than Property of the type customarily subject to such Liens (including rights under the insurance policies purchased by such premiums); and

(e)                                  Liens on (i) cash and securities and (ii) other Property not constituting Collateral for the Secured Obligations or Properties used in determining the Borrowing Base and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Indebtedness or other obligations secured under this Section 9.03(e) shall not exceed the greater of $10,000,000 or 5% of the then effective Borrowing Base at any time.

Section 9.04                             Restricted Payments; Repayment of Specified Indebtedness; Restrictions on Amendments of Specified Indebtedness.

(a)                                 Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries may declare and pay dividends or any other distributions to the Borrower or any Guarantor with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments in connection with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) the Borrower may make Restricted Payments in connection with the termination of its directors’ or employees’ option agreements or restricted stock agreements under any of Borrower’s incentive stock plans provided, however, that the aggregate amounts paid in respect thereof do not exceed $2,500,000, (v) the Borrower may (A) declare and pay in respect of preferred Equity Interests (which are not Disqualified Capital Stock) regularly scheduled dividends in additional Equity Interests (which are not Disqualified Capital Stock) as and when the same accrue and are payable at the stated dividend rate, (B) issue Equity Interests (which are not Disqualified Capital Stock) in connection with a conversion of such preferred Equity Interests into other Equity Interests, and (C) make cash payments in lieu of fractional shares in connection with any such conversion of preferred Equity Interests and (vi) the Borrower may make Restricted Payments if the Payment Conditions are satisfied at the time such Restricted Payment is made.

(b)                                 Redemptions.  The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part), (i) any Specified Additional Indebtedness or (ii) any Permitted Refinancing Indebtedness in respect of the foregoing (such Indebtedness, collectively, the “Specified Indebtedness”); provided that the Borrower may Redeem such Specified Indebtedness (A) with the proceeds of any Permitted Refinancing Indebtedness in respect thereof or with the Net Cash Proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower so long as (I) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would occur as a result of such Redemption and (II) such Redemption occurs substantially concurrently with the receipt of such proceeds from Permitted Refinancing Indebtedness or Net Cash Proceeds or (B) if the Payment Conditions are satisfied at the time of such Redemption.

(c)                                  Amendments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any Specified Indebtedness if doing so would (i) increase the rate of interest thereon or (ii) (A) cause such Specified Indebtedness to not meet the requirements set forth in the definition of Specified Additional Indebtedness or Permitted Refinancing Indebtedness, as applicable (tested as if such Specified Indebtedness were being issued or incurred at such time) and (B) (I) shorten the weighted average maturity or weighted average life of such Specified Indebtedness or (II) be otherwise materially adverse to the Lenders; provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors if required; provided that such Person complies with Section 8.14(d).

Section 9.05                             Investments, Loans and Advances.  The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)                                 Investments made on or prior to the Closing Date in the entities described in Schedule 7.14 or as set forth on Schedule 9.05;

(b)                                 accounts receivable arising in the ordinary course of business;

(c)                                  direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)                                 commercial paper maturing within one year from the date of creation thereof rated in one of the two highest grades by S&P or Moody’s;

(e)                                  deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having in excess of $500,000,000 (or its equivalent in another currency);

(f)                                   deposits in money market funds investing primarily in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g)                                  Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Restricted Subsidiary in or to the Borrower or any Guarantor and (iii) made by the Borrower or any Restricted Subsidiary in or to all other Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed the greater of $5,000,000 or 2% of the then effective Borrowing Base;

(h)                                 subject to the limits in Section 9.07, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Restricted Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to the greater of $10,000,000 or 5% of the then effective Borrowing Base;

(i)                                     subject to the limits in Section 9.07, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(j)                                    loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $1,000,000 in the aggregate at any time;

(k)                                 Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(k) exceeds $5,000,000;

(l)                                     Investments in the form of loans to third parties for the sole purpose of purchasing Oil and Gas Properties pursuant to a like-kind or reverse like-kind exchange in accordance with Section 1031 of the Code provided that (i) such loans shall not exceed $100,000,000 of principal outstanding at any one time; (ii) at all times during which such loans are outstanding the amount of unused total Commitments shall not be less than 25% of the then effective Borrowing Base; and (iii) the Oil and Gas Properties acquired with such loans shall not be included in the determination of the Borrowing Base until the Borrower or a Restricted Subsidiary takes title to such Oil and Gas Property upon consummation of the exchange; and

(m)                             other Investments (including investments in Unrestricted Subsidiaries) if the Payment Conditions are satisfied at the time such Investment is made.

Section 9.06                             Designation and Conversion of Restricted and Unrestricted Subsidiaries; Indebtedness of Unrestricted Subsidiaries.

(a)                                 Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the Closing Date or thereafter, assuming compliance with Section 9.06(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)                                 The Borrower may designate, by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default, Event of Default nor a Borrowing Base Deficiency would exist, (ii) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such designation (or, in the case of any representation and warranty which (A) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (B) is qualified by a materiality or Material Adverse Effect standard in which case such representation and warranty shall be true and correct in all respects, (iii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any Disposition of Property to an Unrestricted Subsidiary is (A) deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation or Disposition of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(g) and Section 9.05(l) and (B) deemed to be a Disposition as of the date of designation or Disposition and (iv) prior, and after giving effect, to such designation, the Borrower is in pro forma compliance with Section 9.01(a) and Section 9.01(b).  Except as provided in this Section 9.06(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)                                  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, in the case of any representation and warranty which (A) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (B) is qualified by a materiality or Material Adverse Effect standard in which case such representation and warranty shall be true and correct in all respects), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 8.14, Section 8.17 and Section 9.16.  Any such designation shall be treated as a cash dividend in an amount equal to the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary.

(d)                                 The Borrower shall not permit the aggregate principal amount of all Non-Recourse Indebtedness outstanding at any one time to exceed the greater of $6,500,000 or 5.0% of the then effective Borrowing Base.

Section 9.07                             Nature of Business; International Operations.  Neither the Borrower nor any Restricted Subsidiary will allow any material change to be made in the character of its business (a) as an independent oil and gas exploration, development and production company, and (b) activities incidental to the foregoing.  From and after the date hereof, the Borrower and its Domestic Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 9.08                             Amendments to Organizational Documents; Fiscal Year End.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, (a) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document in a manner that is material and adverse to the interests of the Administrative Agent or the Lenders without the consent of the Majority Lenders and the Administrative Agent or (b) have its fiscal year end on a date other than December 31 or change the its method of determining fiscal quarters.

Section 9.09                             Proceeds of Loans.

(a)                                 The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

(b)                                 The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States of America, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.10                             ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:

(a)                                 engage, or permit any ERISA Affiliate to engage, in any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which would have a Material Adverse Effect.

(b)                                 fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any such Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, if such failure could reasonably be expected to have a Material Adverse Effect.

(c)                                  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability other than the payment of accrued benefits under such plan, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.11                             Sale or Discount of Receivables.  Except for (a) receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or (b) the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.12                             Merger, Etc.  The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (except as permitted by Section 9.13) to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that:

(a)                                 any Restricted Subsidiary may participate in a consolidation with the Borrower or any Guarantor (provided that the Borrower shall be the continuing or surviving entity in any such transaction involving the Borrower, and a Guarantor shall be the continuing or surviving entity of any such transaction not involving the Borrower);

(b)                                 any Guarantor may participate in a consolidation with another Guarantor;

(c)                                  any Restricted Subsidiary that is not a Guarantor may consolidate into any other Restricted Subsidiary that is not a Guarantor; or

(d)                                 any Restricted Subsidiary may liquidate or dissolve so long as its assets (if any) are distributed to the Borrower or a Guarantor prior to such liquidation or dissolution.

Section 9.13                             Sale of Properties; Unwinds of Swap Agreements.  The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property or to Unwind any Swap Agreement in respect commodities except for:

(a)                                 the sale of Hydrocarbons and geological and seismic data in the ordinary course of business;

(b)                                 farmouts of undeveloped acreage and assignments in connection with such farmouts;

(c)                                  the sale or transfer of Property that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by Property of at least comparable value and use;

(d)                                 the sale, transfer or other disposition of Equity Interests in Unrestricted Subsidiaries;

(e)                                  the sale or other Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties or the Unwind of Swap Agreements; provided that

(i)                                     at least 75% of the consideration received in respect of any such sale or other Disposition with a purchase price exceeding $5,000,000 or Unwind shall be cash or other Oil and Gas Properties (provided that if a Borrowing Base Deficiency exists at such time then 100% of the cash consideration received in respect of any such sale or other Disposition or Unwind shall be applied as a prepayment to reduce the Borrowing Base Deficiency),

(ii)                                  the consideration received in respect of any such sale or other Disposition or Unwind shall be equal to or greater than the fair market value of the asset subject of such sale or other Disposition or Unwind, and if such fair market value is greater than $10,000,000, the Borrower shall deliver a certificate of a Responsible Officer certifying to the fair market value and that the board of directors of the Borrower has reasonably determined such,

(iii)                               if any such sale or other Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other Disposition shall include all the Equity Interests owned by the Borrower and its Restricted Subsidiaries of such Restricted Subsidiary and

(iv)                              no Default, Event of Default or Borrowing Base Deficiency exists or results (after giving effect to Section 2.08(a) and any prepayment of the Loans made with the proceeds of such sale or other Disposition or Unwind (including any prepayment required to be made pursuant to Section 2.08(a))) from such Disposition or Unwind

(f)                                   sales and other Dispositions of Properties (i) from a Restricted Subsidiary to the Borrower or any Guarantor, (ii) between the Borrower and any Guarantor or between any Guarantor and any other Guarantor and (iii) between any Restricted Subsidiary that is not a Guarantor and any other Restricted Subsidiary that is not a Guarantor, in the case of clauses (i) and (ii), including Dispositions to a Restricted Subsidiary or another Person created as a result of a division so long as such Subsidiary or other Person created as a result of a division becomes a Guarantor hereunder or otherwise assumes the obligations of the Borrower); and

(g)                                  if no Default, Event of Default or Borrowing Base Deficiency then exists, sales and other dispositions of Properties not otherwise permitted above having a fair market value not to exceed the greater of $7,500,000 or 3.5% of the then effective Borrowing Base during any 12-month period.

Section 9.14                             Environmental Matters.  The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.15                             Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.16                             Subsidiaries.  The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c).  All Restricted Subsidiaries will be Wholly-Owned Subsidiaries, except as the result of (a) transactions permitted under Section 9.05, Section 9.12 or Section 9.13.  The Borrower shall not, and shall not permit any other Restricted Subsidiary to, have any Foreign Subsidiaries.

Section 9.17                             Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) any leases, licenses or similar contracts as they affect any

Property or Lien subject to a lease or license, (c) any contract, agreement or understanding creating Liens on Finance Leases permitted by Section 9.03(c) (but only to the extent related to the Property on which such Liens were created), (d) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or Disposition of all or substantially all of the Equity Interests or Property of such Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or Disposition to the extent such sale is permitted under this Agreement, (e) customary provisions with respect to the distribution of Property of a joint venture contained in joint venture agreements entered into in the ordinary course of business with respect to such joint venture, (f) prohibitions, encumbrances or other restrictions imposed by Governmental Requirements, (g) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower, prohibitions, encumbrances or restrictions imposed by its organizational documents or any related joint venture or similar agreement, provided that such prohibitions, encumbrances or restrictions apply only to such Subsidiary and to any Equity Interests in such Subsidiary but only with respect to granting, conveying, creation or imposition of any Lien and (h) prohibitions, encumbrances or other restrictions imposed by any agreement relating to secured Indebtedness permitted by Section 9.02(d) or (i); provided that such prohibitions, encumbrances or other restrictions apply only to the assets securing such Indebtedness.

Section 9.18                             Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower will not, and will not permit any Restricted Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one half bcf of gas (on an mcf equivalent basis).

Section 9.19                             Swap Agreements.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i)                                     Swap Agreements in respect of commodities entered into not for speculative purposes with an Approved Counterparty and the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated Hydrocarbon production from the total Proved Reserves of the Loan Parties (as forecast based upon the most recently delivered Reserve Report) of crude oil, natural gas liquids and natural gas, calculated separately (on a barrel of oil equivalent basis for natural gas), for each calendar month during the period of sixty (60) months following the date such Swap Agreement is executed;

(ii)                                  Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated and netted with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated and netted with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a floating rate; and

(iii)                               In addition to Swap Agreements under Section 9.19(a)(i), in connection with a proposed acquisition of Oil and Gas Properties or Equity Interests of a Person owning Oil and Gas

Properties (a “Proposed Acquisition”), the Borrower or any Restricted Subsidiary may also enter into incremental Swap Agreements with respect to the reasonably anticipated projected production from the Oil and Gas Properties subject of the Proposed Acquisition so long as (A) the Borrower or a Restricted Subsidiary has signed a definitive acquisition agreement in connection with a Proposed Acquisition and (B) the aggregate notional volumes associated with such incremental Swap Agreements do not exceed 85% of the reasonably anticipated Hydrocarbon production from the total Proved Reserves subject of such Proposed Acquisition (as forecast based upon the reserve report for the Oil and Gas Properties subject of such Proposed Acquisition which has been delivered to the Lenders) of crude oil, natural gas liquids and natural gas, calculated separately (on a barrel of oil equivalent basis for natural gas), for each calendar month during the period of twenty-four (24) months following the date such incremental Swap Agreement is executed.  The Borrower may permit such incremental Swap Agreements to remain in place so long as none of the following has occurred: (1) the unused Commitments then available to be borrowed are less than or equal to 10% of the then effective Borrowing Base, (2) the fifteenth (15th) day (or such longer period as the Administrative Agent may reasonably agree) after the date of the termination of the definitive acquisition agreement in connection with such Proposed Acquisition has passed or (3) the ninetieth (90th) day (or such longer period as the Administrative Agent may reasonably agree) after such definitive acquisition agreement in connection with such Proposed Acquisition was executed has passed and the Proposed Acquisition has not been consummated.  If such incremental Swap Agreements are not permitted to remain in place pursuant to the preceding sentence, the Borrower shall promptly terminate or Unwind such Swap Agreements.

(b)                                 In no event shall any Swap Agreement entered into by the Loan Parties (i) contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures except to the extent permitted by Sections 9.03(a) or 9.03(e), as applicable, or (ii) have a tenor longer than sixty (60) months.

(c)                                  No Swap Agreement in respect of commodities shall be terminated, Unwound, cancelled or otherwise Disposed of by the Borrower or any Restricted Subsidiary except (i) to the extent permitted by Section 9.13 and (ii) subject to Section 2.08(a).

(d)                                 If, after the end of any fiscal quarter of the Borrower, the aggregate volume of all Swap Agreements in respect of commodities for which settlement payments were calculated in such fiscal quarter (other than basis differential swaps on volumes hedged by other Swap Agreements) exceeded, or will exceed, 100% of actual production of crude oil, natural gas and natural gas liquids, calculated separately (on a barrel of oil equivalent basis in the case of natural gas), in such fiscal quarter, then the Borrower shall within twenty (20) Business Days following the last day of such fiscal quarter (or such later time to which the Administrative Agent may agree in its sole discretion) terminate, create off-setting positions, allocate volumes to other production the Borrower or any Subsidiary is marketing, or otherwise Unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production from Proved Reserves classified as “Developed Producing Reserves” for each of crude oil, natural gas and natural gas liquids, calculated separately (on a barrel of oil equivalent basis in the case of natural gas), for the then-current and any succeeding fiscal quarter.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01                      Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)                                 The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)                                 The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)                                  Any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, that (i) was subject to a materiality qualifier (by reference to Material Adverse Effect or otherwise) shall prove to have been incorrect when made or deemed made or (ii) was not subject to a materiality qualifier shall prove to have been incorrect in any material respect when made or deemed made.

(d)                                 The Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a), Section 8.03 (with respect to Borrower’s or any Restricted Subsidiary’s existence only), Section 8.16 or in Article IX.

(e)                                  The Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Majority Lenders) or (ii) a Responsible Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such default.

(f)                                   The Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness prior to the longer of (i) three (3) Business Days after the same shall become due and payable or (ii) the expiration of any applicable grace or notice period, if any, specified in the relevant document for such Material Indebtedness.

(g)                                  Any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof.

(h)                                 An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)                                     The Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)                                    The Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)                                 One or more judgments for the payment of money in an aggregate amount in excess of $12,500,000 (to the extent not covered by independent third party insurance provided by reputable insurers as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment.

(l)                                     The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.

(m)                             Other than as contemplated by the Plan of Reorganization on the effective date thereof, a Change in Control shall occur.

(n)                                 an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Section 10.02                      Remedies.

(a)                                 In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments and/or the LC Commitments, and thereupon the Commitments and/or the LC Commitments shall terminate immediately, and (ii) declare the Notes, if any, and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Loans, the Notes, if any, and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j),

the Commitments shall automatically terminate and the Notes, if any, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Loans, the Notes, if any, and the other Loan Documents (including, without limitation, any break funding payment the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b)                                 In the case of the occurrence and continuation of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)                                  All proceeds realized from the liquidation or other Disposition of collateral or otherwise received after maturity of the Loans, whether from the Borrower, another Loan Party, by acceleration or otherwise, shall be applied:

(i)                                     first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)                                  second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)                               third, pro rata to payment of accrued interest on the Loans;

(iv)                              fourth, pro rata to principal outstanding on the Loans and Secured Obligations referred to in clauses (b), (c) and (d) of the definition of “Secured Obligations” (in the case of Secured Obligations referred to in clause (d) of the definition of “Secured Obligations”, to the extent applicable to Secured Obligations of the type specified in clauses (b) and (c) of the definition of “Secured Obligations”);

(v)                                 fifth, to any other Secured Obligations;

(vi)                              sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

(d)                                 In the case of the occurrence of an Event of Default which results in the Commitments terminating then the Borrowing Base shall automatically and concurrently be reduced to $0.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause fourth above).

ARTICLE XI
THE ADMINISTRATIVE AGENT

Section 11.01                      Appointment; Powers.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04) hereby authorizes and directs the Administrative Agent to enter into the Loan Documents, including without limitation, the Security Instruments, on behalf of such Lender, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable Security Instrument. Without limiting the provisions of Section 11.02 and Section 12.03, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct.

Section 11.02                      Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein), and its duties are entirely mechanical and administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  Additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby.  Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be items) expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the

Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or an Issuing Bank unless the Administrative Agent shall have received written notice from such Lender or such Issuing Bank prior to the proposed closing date specifying its objection thereto.

Section 11.03                      Action by Administrative Agent.  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.07(b), Section 5.04(b), Section 8.13(c) or Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.07(b), Section 5.04(b), Section 8.13(c) or Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default or Event of Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Administrative Agent shall not (i) be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 2.07(b), Section 5.04(b), Section 8.13(c) or Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct (the absence of which is to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any Restricted Subsidiary to perform its obligations hereunder or thereunder.

Section 11.04                      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (which writing may be a fax, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of the Notes, if any, as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.  The Administrative Agent may rely on the Register to the extent set forth in Section 12.04(b).  The Administrative Agent makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of the Borrower or any Guarantor in connection with this Agreement or any other Loan Document.

Section 11.05                      Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 11.06                      Resignation of Administrative Agent.

(a)                                 Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed (provided that no such consent of the Borrower shall be required upon the occurrence and during the continuance of an Event of Default under Section 10.01(a), Section 10.01(b), Section 10.01(h) or Section 10.01(i)), to appoint a successor from among the Lenders.  If no successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent from among the Lenders, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(b)                                 Notwithstanding Section 11.06(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank.

Section 11.07                      Administrative Agent as a Lender.  The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.  The terms “Issuing Banks”, “Lenders”, “Majority Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Majority Lenders or Required Lenders, as applicable.

Section 11.08                      No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any Related Parties of any of the foregoing and based on such documents and information (which may contain material non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Simpson, Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.  Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document that is explicitly required to be delivered to, or be approved by or satisfactory to, the

Administrative Agent or the Lenders on the Closing Date under this Agreement or any other Loan Document.

Section 11.09                      Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Except as specifically contemplated herein, nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or other Secured Party in any such proceeding.

Section 11.10                      Authority of Administrative Agent to Release Collateral and Liens.  Each Lender, the Issuing Bank and each other Secured Party hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents (including irrevocably authorizing the Administrative Agent to comply with the provisions of Section 12.19 (without requirement of notice to or consent of any Person except as expressly required by Section 12.02(b)).  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all (a) releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.13 or is otherwise authorized by the terms of the Loan Documents, (b) releases from the Guaranty Agreement of any Subsidiary that is sold or otherwise disposed of as permitted by the terms of Section 9.13 or as otherwise specifically authorized by the terms of the Loan Documents and (c) other releases of collateral that may be specifically authorized by the terms of the Loan Documents.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.10 or Section 12.19.

Section 11.11                      Certain ERISA Matters

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.12                      The Arranger.  The Arranger shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as a Lender hereunder (if it is a Lender).

Section 11.13                      Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Secured Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.  For the avoidance of doubt, Secured Obligations under a Secured Swap Agreement shall not be subject to a credit bid without the prior written consent of the relevant Secured

Swap Provider. For the avoidance of doubt, Secured Obligations under a Secured Swap Agreement shall not be subject to a credit bid without the prior written consent of the relevant Secured Swap Provider.

Section 11.14                      Posting of Communications.

(a)                                 The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)                                 Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution.  Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)                                  THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY GUARANTOR, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S, ANY GUARANTOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)                                 Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable)

email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)                                  Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)                                   Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.15                      No Third Party Beneficiaries.  The provisions of this Article XI are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent and the release of collateral, in each case, pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

ARTICLE XII
MISCELLANEOUS

Section 12.01                      Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing (i) delivered by hand or overnight courier service, mailed by certified or registered mail, (ii) sent by telecopy or (iii) sent by email, as follows:

(A)                               if to the Borrower, to it at 1000 Louisiana St., Suite 6600, Houston, TX 77002, Attention: Richard Little, Phone No. (713) 652-4866 and email address rlittle@halconresources.com, and Ragan Altizer, Phone No. (832) 538-0303 and email address raltizer@halconresources.com;

(B)                               if to the Administrative Agent, to it at 700 Louisiana St., Suite 2100, Houston, TX 77002, Attention: Jim Ducote, Phone No. (713) 546-9760 and email address jim.ducote@bmo.com; and

(C)                               if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by Approved Electronics Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable

Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02                      Waivers; Amendments.

(a)                                 No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Subject to Section 3.03(b), Section 4.04 and Section 12.02(c), neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall

(i)                                     increase the Maximum Credit Amount or Commitment of any Lender without the written consent of such Lender affected thereby,

(ii)                                  increase the Borrowing Base without the written consent of each of the Lenders, decrease or maintain the Borrowing Base without the consent of the Required Lenders; provided that a Scheduled Redetermination and the delivery of a Reserve Report may be postponed by the Required Lenders; provided further that it is understood that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Required Lenders to adjust (through a reduction of) the Borrowing Base or the amount of such adjustment in the form of a reduction to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions in connection with the occurrence of a relevant event giving rise to such right shall require the consent of the Required Lenders,

(iii)                               reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender or Secured Swap Provider directly and adversely affected thereby (except in connection with any amendment or waiver of the applicability of any post-default increase in interest rates, which shall be effective with the written consent of the Majority Lenders),

(iv)                              subject to the provisos in Section 12.02(b)(ii), postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date, or extend the expiry date of any Letter of Credit beyond the then current Maturity Date without the written consent of each Lender directly and adversely affected thereby,

(v)                                 change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby,

(vi)                              waive or amend Section 3.04(c) or Section 6.01 or change the definition of “Applicable Percentage”, without the written consent of each Lender directly and adversely affected thereby,

(vii)                           release any Guarantor (except as set forth in the Guaranty Agreement or pursuant to a transaction permitted hereby) or release a substantial portion of the collateral (other than as provided in Section 11.10), in each case, without the written consent of each directly and adversely affected Lender (other than any Defaulting Lender) or Secured Swap Provider,

(viii)                        modify the terms of Section 10.02(c), Section 12.14 or Section 12.19 without the written consent of (A) each Lender directly and adversely affected thereby and (B) each party to a Secured Swap Agreement directly and adversely affected thereby that is not a Lender (or an Affiliate of a Lender) at the time of, or after giving effect to, such agreement; provided that any waiver, amendment or modification to any Security Instrument that results in the obligations and amounts owing to any Secured Swap Provider secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or any amendment, modification or change to the definition of the terms “Existing Secured Swap Agreement,” “Payment in Full,” “Secured Swap Agreement” or “Secured Swap Provider,” shall also require the written consent of each Secured Swap Provider directly and adversely affected thereby, or

(ix)                              change (A) any of the provisions of this Section 12.02(b) without the written consent of each Lender or other Secured Swap Provider directly and adversely affected thereby, (B) the definitions of “Majority Lenders,” “Required Lenders” or reduce the voting rights of any Lender, without the written consent of each directly and adversely affected Lender (other than any Defaulting Lender), (C) any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender directly and adversely affected thereby; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries), Schedule 7.18 (Gas Imbalances), Schedule 7.19 (Marketing Contracts), or Schedule 7.20 (Swap Agreements)  shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

(c)                                  Notwithstanding anything to the contrary contained in the Loan Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any minor ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make minor administrative or operational changes not adverse to any Lender or (iv) adhere to any local Governmental Requirement on advice of local counsel.

(d)                                 Notwithstanding anything to the contrary contained in any Loan Documents, the Commitment of any Defaulting Lender may not be increased without its consent (it being understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmation of the Borrowing Base) and the Administrative Agent may with the consent of the Borrower amend, modify or supplement the Loan Documents to effectuate an increase to the Borrowing Base where such Defaulting Lender does not consent to an increase to its Commitment, including not increasing the Borrowing Base by the portion thereof applicable to the Defaulting Lender.

Section 12.03                      Expenses, Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent (provided that counsel shall be limited to (x) one (1) counsel to such Persons, taken as a whole, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel to all such Persons with respect to a relevant regulatory matter, taken as a whole and (y), solely in the event of a conflict of interest, one (1) additional counsel (and, if necessary, one (1) regulatory counsel and one (1) local counsel in each relevant jurisdiction or for each matter) to each group of similarly situated affected indemnified persons), the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all IntraLinks expenses, and the cost of environmental assessments and audits and surveys and appraisals, in connection with the syndication of this Agreement, preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the Transactions or the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein or conducting of title reviews, mortgage matches and collateral reviews, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, this Section 12.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)                                 THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ISSUING BANK, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST,

AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, LITIGATIONS, INVESTIGATIONS, PROCEEDINGS AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE (PROVIDED THAT COUNSEL SHALL BE LIMITED TO (X) ONE (1) COUNSEL TO SUCH INDEMNITEES, TAKEN AS A WHOLE, ONE (1) LOCAL COUNSEL IN EACH RELEVANT JURISDICTION AND ONE (1) REGULATORY COUNSEL TO ALL SUCH INDEMNITEES WITH RESPECT TO A RELEVANT REGULATORY MATTER, TAKEN AS A WHOLE AND (Y), SOLELY IN THE EVENT OF A CONFLICT OF INTEREST, ONE (1) ADDITIONAL COUNSEL (AND, IF NECESSARY, ONE (1) REGULATORY COUNSEL AND ONE (1) LOCAL COUNSEL IN EACH RELEVANT JURISDICTION OR FOR EACH MATTER) TO EACH GROUP OF SIMILARLY SITUATED AFFECTED INDEMNITEES), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT (INCLUDING THE ARRANGEMENT AND SYNDICATION OF THE COMMITMENTS), (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR

OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING THAT MAY BE BROUGHT BY THE BORROWER, ANY GUARANTOR, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON OR ENTITY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)                                 All amounts due under this Section 12.03 shall be payable not later than five (5) days after written demand therefor.

Section 12.04                      Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default of the type described in Sections 10.01(a), 10.01(b), 10.01(h) or 10.01(i) has occurred and is continuing, any other assignee, and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and

(B)                               the Administrative Agent and each Issuing Bank, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or an Affiliate of a Lender immediately prior to giving effect to such assignment.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default of the type described in Sections 10.01(a), 10.01(b), 10.01(h) or 10.01(i) has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent (1) an Assignment and Assumption or (2) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Subsidiaries and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)                                the assignee must not be a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or an Affiliate or a Subsidiary of the Borrower or any other Loan Party.

(iii)                               Subject to Section 12.04(b)(iv), and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)                              The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and, at its election, forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)                                 Upon its receipt of (A) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (B) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.05(b), 2.09(d) or (e), 4.02 or 12.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)                                  (i)  Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (iii), (iv), (v), (vi), and (vii) of the proviso to Section 12.02(b) that affects such Participant and for which such Lender would have consent rights.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b);

provided that such Participant agrees to be subject to the provisions of Section 5.04 as if it were an assignee under paragraph (b) of this Section.  Each Lender that sells a participation to a Participant agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 with respect to such Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(iii)                               A Participant must not be a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or an Affiliate or a Subsidiary of the Borrower or any other Loan Party.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05                      Survival; Revival; Reinstatement.

(a)                                 All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)                                 To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders and other Secured Parties to effect such reinstatement.

Section 12.06                      Counterparts; Integration; Effectiveness.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)                                 This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

(c)                                  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d)                                 Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 12.07                      Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any Guarantor against any of and all the obligations of the Borrower or any Guarantor owed to such Lender, or such Issuing Bank or their respective Affiliates now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, Issuing Bank(s) and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Bank(s) and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank(s) or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09                      GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT, THE NOTES (IF ANY) AND ANY LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO

THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)                                  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR THE ADMINISTRATIVE AGENT, THE ISSUING BANK, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)                                 EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES (PROVIDED, THAT THIS WAIVER SHALL NOT LIMIT RECOVERY BY AN INDEMNITEE PURSUANT TO SECTION 12.03 FOR INDEMNIFICATION OF EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES PAID TO, OR ASSERTED BY, A THIRD PARTY); (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11                      Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any pledge or assignment permitted under Section 12.04(d) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement or any credit insurance provider, in each case relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Restricted Subsidiary and other than information pertaining to this Agreement routinely provided by the Arranger to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.12                      Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America, the State of New York and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans, until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13       EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14       Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available on a pro rata basis to any Secured Swap Provider, in each case, after giving effect to all netting arrangements relating to any Secured Swap Agreements between the Borrower or any other Loan Party and such Secured Swap Provider.  Except as expressly set forth in this Agreement, no Person shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Secured Swap Agreements.

Section 12.15       No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever.  Other than the Indemnitees, there are no third party beneficiaries.

Section 12.16       USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and other Loan Parties, which information includes the name and address of the Borrower and other Loan Parties and other information that will allow such Lender to identify the Borrower and other Loan Parties in accordance with the Patriot Act.

Section 12.17       Flood Insurance Provisions(a)          .  Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Loan Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that (i) the applicable Loan Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (ii) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Liens permitted by Section 9.03.

Section 12.18       No Fiduciary Duty.  Each Lender and their Affiliates (collectively, solely for purposes of this Section 12.18, the “Lenders”), may have economic interests that conflict with those of the Borrower and its Subsidiaries and their stockholders and/or their affiliates.  The Borrower, for itself and on behalf of its Subsidiaries, agrees that nothing in this Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or its Subsidiaries, their stockholders or their affiliates, on the other.  The Borrower, for itself and on behalf of its Subsidiaries, acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or its Subsidiaries, their stockholders or their affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower or its Subsidiaries, their stockholders or their affiliates on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management, stockholders, creditors or any other Person.  The Borrower, for itself and its Subsidiaries, acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower, for itself and its Subsidiaries, agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower or Subsidiary, in connection with such transaction or the process leading thereto.

Section 12.19       Releases.

(a)           Release Upon Payment in Full.  Upon Payment in Full, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Loan Parties.

(b)           Further Assurances.  If any of the Collateral shall be sold, transferred or otherwise Disposed of by the Borrower or any Restricted Subsidiary in a transaction permitted by the Loan Documents and such Collateral shall no longer constitute or be required to be Collateral under the Loan Documents, then the Administrative Agent, at the request and sole expense of the Borrower and the applicable Restricted Subsidiary, shall promptly execute and deliver all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Instrument on such Collateral.  At the request and sole expense of the Borrower, a Loan Party shall be released from its obligations under the Loan Documents in the event that all the capital stock or other Equity Interests of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Documents and such Equity Interests shall no longer constitute or be required to be Collateral under the Loan Documents.

Section 12.20       Material Non-Public Information.

(a)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE GUARANTORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 12.21       Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.22       Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HALCÓN RESOURCES CORPORATION,
as Borrower

By:	/s/ Ragan T. Altizer
Name: Ragan T. Altizer
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Senior Secured Revolving Credit Agreement

Halcón Resources Corporation

BANK OF MONTREAL,
as Administrative Agent and Issuing Bank

By:	/s/ James V. Ducote
Name: James V. Ducote
Title: Managing Director

Signature Page to Senior Secured Revolving Credit Agreement

Halcón Resources Corporation

BMO HARRIS FINANCING, INC.,
as Lender

By:	/s/ James V. Ducote
Name: James V. Ducote
Title: Managing Director

Signature Page to Senior Secured Revolving Credit Agreement

Halcón Resources Corporation

GOLDMAN SACHS LENDING PARTNERS LLC,
as Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

Signature Page to Senior Secured Revolving Credit Agreement

Halcón Resources Corporation